UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐	Soliciting Material Pursuant to Section 240.14a-12

ONSTREAM MEDIA CORPORATION
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ONSTREAM MEDIA CORPORATION
1291 SW 29th Avenue, Pompano Beach, Florida 33069

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 13, 2011

To the Stockholders of Onstream Media Corporation:

We will hold the 2011 Annual Meeting of the stockholders of Onstream Media Corporation (the “Annual Meeting”), a Florida corporation, on June 13, 2011 at 10 a.m., local time, at Onstream’s corporate offices at 1291 SW 29th Avenue, Pompano Beach, FL 33069, to consider and vote upon the following matters:

1)	To elect a Board of Directors consisting of seven members to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;

2)	To ratify the appointment of Mayer Hoffman McCann P.C. as the independent accountants of Onstream for the fiscal year ending September 30, 2011;

3)
To approve the LPC facility and the issuance by Onstream to Lincoln Park Capital Fund, LLC (“LPC”) of greater than 20% of Onstream’s common stock outstanding immediately prior to the entry into the LPC facility;

4)	To increase the number of common shares authorized for issuance under our 2007 Equity Incentive Plan from 2 million to 4.5 million; and

5)	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors recommends that you vote FOR Proposals 1, 2, 3 and 4.

The close of business on April 8, 2011 has been fixed by Onstream's Board of Directors as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Only holders of record of Onstream common stock at the close of business on the record date may attend and vote at the Annual Meeting. A list of such stockholders will be available for inspection at the principal offices of Onstream, located at 1291 SW 29th Avenue, Pompano Beach, Florida 33069, during ordinary business hours for the ten-day period prior to the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to complete, sign and return the proxy card as promptly as possible.

You may revoke your proxy in the manner described in the accompanying proxy at any time before it is voted at the Annual Meeting. Executed proxies with no instructions indicated thereon will be voted FOR the election of the proposed directors, FOR ratification of the appointment of Mayer Hoffman McCann P.C. as the independent accountants of Onstream for the fiscal year ending September 30, 2011, FOR approval of the LPC facility and the issuance by Onstream to Lincoln Park Capital Fund, LLC (“LPC”) of greater than 20% of Onstream’s common stock outstanding immediately prior to the entry into the LPC facility, FOR approval of an increase in the number of common shares authorized for issuance under Onstream’s 2007 Equity Incentive Plan and, in the discretion of the proxy holders, on each of the other proposals that may properly come before the Annual Meeting.

If you plan on attending the meeting and your shares are held in the name of a broker, trust, bank or other nominee, you should bring with you a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares.

This year, for the first time, we will be fully utilizing the Securities and Exchange Commission rule that allows us to provide our proxy materials to our shareholders over the Internet. By doing so, most of our shareholders will only receive a notice containing instructions on how to access the proxy materials over the Internet and vote by mail or, in some cases, online or by telephone. If you would still like to request paper copies of the proxy materials, you may follow the instructions on the notice. If you receive paper copies of the proxy materials, we ask you to consider signing up to receive these materials electronically in the future by following the instructions contained in this proxy statement. By delivering proxy materials electronically, we can reduce the consumption of natural resources and the cost of printing and mailing our proxy materials.

Important Notice Regarding the Availability of Proxy Material
for the Shareholder Meeting to be Held on June 13, 2011

The Proxy Statement, Annual Report on Form 10-K for the year ended September 30, 2010, and Quarterly Report on Form 10-Q for the quarter ended December 31, 2010, are available on the Internet at www.onsm.com/proxy.

By Order of the Board of Directors,

/s/ Randy S. Selman
Randy S. Selman
President, Chief Executive Officer and
Chairman of the Board

Pompano Beach, Florida
May 2, 2011

TABLE OF CONTENTS

GENERAL		1

QUESTIONS AND ANSWERS		1

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT		4

MATTERS TO BE CONSIDERED AT THE 2011 ANNUAL MEETING		6

PROPOSAL 1: ELECTION OF DIRECTORS		6
A.	General	6
B.	Information about the Nominees	7
C.	Director Independence	9
D.	Board Meetings And Committees; Annual Meeting Attendance	9
E.	Board Leadership Structure & Role In Risk Oversight	14
F.	Communications with Directors	14
G.	Directors' Compensation	14
H.	Non-Director Executive Officers	15
I.	Executive Compensation	16
J.	1996 Stock Option Plan and 2007 Equity Incentive Plan	20
K.	Employment Agreements	20
L.	Compliance with Section 16(a) of the Exchange Act	21
M.	Transactions with Related Persons	22
N.	Code of Conduct and Ethics	24
O.	Required Vote for Nominees	25

PROPOSAL 2:	RATIFICATION OF INDEPENDENT ACCOUNTANTS	26

PROPOSAL 3:	APPROVAL OF LPC FACILITY AND THE ISSUANCE BY ONSTREAM TO LINCOLN PARK CAPITAL FUND, LLC OF GREATER THAN 20% OF ONSTREAM’S COMMON STOCK OUTSTANDING	28

PROPOSAL 4:	AMENDMENT TO 2007 EQUITY INCENTIVE PLAN INCREASING THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER THE PLAN	31

DIRECTIONS TO THE MEETING		34

OTHER MATTERS		34

DISSENTER’S RIGHTS		35

FUTURE STOCKHOLDER PROPOSALS		35

PAPER COPIES OF PROXY MATERIALS		35

ELECTRONIC ACCESS TO PROXY STATEMENT AND PERIODIC REPORTS		35

HOUSEHOLDING OF ANNUAL MEETING MATERIALS		35

WHERE YOU CAN FIND MORE INFORMATION		36

APPENDIX A: 2007 EQUITY INCENTIVE PLAN

ONSTREAM MEDIA CORPORATION

PROXY STATEMENT
DATED MAY 2, 2011

2011 ANNUAL MEETING OF SHAREHOLDERS
JUNE 13, 2011

Shareholders Should Read the Entire Proxy Statement Carefully
Prior to Returning Their Proxies

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SHAREHOLDER MEETING TO BE HELD ON JUNE 13, 2011

You are receiving this communication because you hold shares in Onstream Media Corporation. This year, for the first time, we will be fully utilizing the Securities and Exchange Commission rule that allows us to provide our proxy materials to our shareholders over the Internet. By doing so, most of our shareholders will only receive a notice containing instructions on how to access the proxy materials over the internet and vote by mail or, in some cases, online or by telephone. If you would still like to request paper copies of the proxy materials, you may follow the instructions on the notice. If you receive paper copies of the proxy materials, we ask you to consider signing up to receive these materials electronically in the future by following the instructions contained in this proxy statement. By delivering proxy materials electronically, we can reduce the consumption of natural resources and the cost of printing and mailing our proxy materials.

GENERAL

Proxies are being solicited on behalf of the Board of Directors of Onstream Media Corporation for use at the 2011 Annual Meeting of shareholders to be held on June 13, 2011 at 10 a.m. local time, at Onstream’s corporate offices at 1291 SW 29th Avenue, Pompano Beach, FL 33069. These proxy solicitation materials will be mailed on or about May 2, 2011 to all shareholders entitled to vote at the Annual Meeting.

Whether or not you are able to attend Onstream's Annual Meeting, you are urged to complete and return either the enclosed proxy or the proxy that you download from www.onsm.com/proxy, which is solicited by Onstream's Board of Directors and which will be voted as you direct on your proxy and when properly completed. In the event no directions are specified, such proxies will be voted FOR Proposal 1 (election of directors); FOR Proposal 2 (ratification of independent accountants); FOR Proposal 3 (approval of LPC facility and issuance by Onstream to Lincoln Park Capital Fund, LLC (“LPC”) of greater than 20% of Onstream’s common stock outstanding immediately prior to the entry into the LPC facility); FOR Proposal 4 (amendment to 2007 Equity Incentive Plan increasing the number of shares available for issuance under the plan) and FOR any other matters that may properly come before the Annual Meeting. All shares represented by a valid proxy received prior to the Annual Meeting will be voted.

QUESTIONS AND ANSWERS

Following are some commonly asked questions raised by our shareholders and answers to each of those questions.

1.	What may I vote on at the Annual Meeting?

At the Annual Meeting, you will be asked to consider and vote upon the following matters:

1)	To elect a Board of Directors consisting of seven members;

2)	To ratify the appointment of Mayer Hoffman McCann P.C. as the independent accountants of Onstream for the fiscal year ending September 30, 2011;

3)
To approve the LPC facility and the issuance by Onstream to Lincoln Park Capital Fund, LLC (“LPC”) of greater than 20% of Onstream’s common stock outstanding immediately prior to the entry into the LPC facility;

4)	To approve an amendment to our 2007 Equity Incentive Plan increasing the number of shares available for issuance under the plan; and

5)	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

2.	How does the Board recommend that I vote on the Proposals?

The Board of Directors recommends a vote FOR Proposals 1, 2, 3 and 4.

3.	How do I vote?

You may vote in person at the Annual Meeting or by completing, signing and dating the proxy card that may be mailed to you or, if not mailed to you, that you download from www.onsm.com/proxy, and mailing it to us so that it is received prior to the Annual Meeting. In addition to voting by mail, a number of banks and brokerage firms are participating in a program provided through Broadridge Financial Solutions, Inc. (“Broadridge”) that also offers telephone and Internet voting options. Votes submitted by telephone or by using the Internet through Broadridge’s program must be received by 11:59 p.m., Eastern Time, on June 12, 2011.

4.	Can I revoke my proxy?

Yes, you may revoke or change your proxy at any time before the Annual Meeting. To do this you may send a written notice of revocation or another signed proxy with a later date to the Secretary at Onstream's principal executive offices at 1291 SW 29th Avenue, Pompano Beach, FL 33069, at least one business day prior to the Annual Meeting. You may also revoke your proxy by attending the Annual Meeting, delivering a written notice of revocation to the Inspector of Elections, and then voting in person. Attendance at the Annual Meeting by itself will not be sufficient to revoke a proxy.

5.	Who is entitled to vote at the Annual Meeting?

Only holders of record of our common stock as of the close of business on April 8, 2011 are entitled to notice of and to vote at the Annual Meeting.

6.	How many votes may be cast?

On April 8, 2011, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 9,892,662 shares of Onstream common stock outstanding. Each Onstream stockholder of record on April 8, 2011 is entitled to one vote for each share of Onstream common stock held by such stockholder on that date.

7.	What is a "quorum"?

A "quorum" is a majority of the outstanding shares entitled to vote. The shares may be present or represented by proxy.

8.	What vote is required to approve the Proposals?

Once a quorum has been established, a plurality of the votes cast by the shares entitled to vote at the Annual Meeting is necessary to elect the directors (Proposal 1), a greater number of affirmative votes than negative votes is necessary to ratify the appointment of independent accountants (Proposal 2), and a majority of the total votes cast is necessary to approve the LPC facility and the issuance by Onstream to Lincoln Park Capital Fund, LLC (“LPC”) of greater than 20% of Onstream’s common stock outstanding immediately prior to the entry into the LPC facility (Proposal 3) and to approve an amendment to our 2007 Equity Incentive Plan increasing the number of shares available for issuance under the plan (Proposal 4). If a broker indicates on its proxy that it does not have discretionary authority to vote on a particular matter, the affected shares will be treated as not present and entitled to vote with respect to that matter, even though the same shares may be considered present for quorum purposes and may be entitled to vote on other matters.

9.	What happens if I abstain?

Proxies marked "abstain" will be counted as shares present for the purpose of determining the presence of a quorum, but for purposes of determining the outcome of the Proposals, shares represented by such proxies will not be treated as affirmative votes.

10.	How will the votes be tabulated at the Annual Meeting?

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections appointed for the Annual Meeting, and such Inspector of Elections will also determine whether or not a quorum is present.

11.	How will voting on any other business be conducted?

Although we do not know of any business to be considered at the Annual Meeting other than the Proposals described in this proxy, if any other business is properly presented at the Annual Meeting, your signed proxy card gives authority to the proxy holder, Randy S. Selman, to vote on such matters at his discretion.

12.	Who are the largest principal shareholders?

For information regarding holders of more than 5% of Onstream Media’s outstanding common stock, see "Security Ownership of Certain Beneficial Owners and Management", appearing later in this proxy.

13.	Who will bear the cost of this solicitation?

We will pay the costs of solicitation, including the preparation, assembly, printing and mailing of the proxies and any additional soliciting material furnished to stockholders. We do not presently intend to solicit proxies other than by mail. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. Such brokers, fiduciaries and custodians may be reimbursed for their costs of forwarding the solicitation material to such beneficial owners. Proxies may also be solicited in person, by telephone, or by facsimile by our directors, officers and employees without additional compensation. We anticipate that the costs of the solicitation, including printing and mailing costs, will not exceed $25,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information regarding beneficial ownership of our common stock as of April 8, 2011 held by:

•	persons who own beneficially more than 5% of our outstanding common stock,
•	our directors,
•	named executive officers, and
•	all of our directors and officers as a group.

Unless otherwise indicated, the address of each of the listed beneficial owners identified is c/o Onstream Media Corporation, 1291 SW 29th Avenue, Pompano Beach, Florida 33069. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such a person within 60 days from April 8, 2011 upon exercise of options, warrants, convertible securities or other rights to receive our common shares. Each beneficial owner's percentage of ownership is determined by assuming that options, warrants, convertible securities or other rights to receive our common shares that are held by such a person (but not those held by any other person) and are exercisable within 60 days from the date hereof (unless otherwise indicated below) have been exercised. All information is based upon a record list of stockholders received from our transfer agent as of April 8, 2011. At that date, approximately 86% of our outstanding shares were held by CEDE & Co., which is accounted for as a single shareholder of record for multiple beneficial owners. CEDE & Co. is a nominee of the Depository Trust Company (DTC), with respect to securities deposited by participants with DTC, e.g., mutual funds, brokerage firms, banks, and other financial organizations. Shares held by CEDE & Co. are not reflected in the following table.

	Shares of Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number	Percentage

Randy S. Selman (1)	327,493	3.2%
Alan M. Saperstein (2)	327,806	3.2%
Clifford Friedland (3)	322,883	3.2%
David Glassman (4)	322,855	3.2%
Robert E. Tomlinson (5)	209,167	2.1%
Charles C. Johnston (6)	127,473	1.3%
Carl L. Silva (7)	25,000	0.3%
Leon Nowalsky (8)	33,333	0.3%
Robert D. (“RD”) Whitney	-	0.0%
All directors and officers as a group (nine persons) (9)	1,696,011	15.1%
Austin Lewis (10)	944,758	9.6%

(1)
Includes 1,660 shares of our common stock presently outstanding, options to acquire 90,000 common shares at $1.23 per share, options to acquire 16,666 common shares at $4.26 per share, options to acquire 75,000 common shares at $9.42 per share, options to acquire 77,500 common shares at $10.38 per share and options to acquire 66,667 common shares at $15.00 per share. This does not include options to purchase 90,000 common shares approved for issuance by the Compensation Committee in January 2011 pending a sufficient increase in the 2007 Plan shares, for which shareholder approval is being requested in Proposal 4 herein.

(2)
Includes 1,973 shares of our common stock presently outstanding, options to acquire 90,000 common shares at $1.23 per share, options to acquire 16,666 common shares at $4.26 per share, options to acquire 75,000 common shares at $9.42 per share, options to acquire 77,500 common shares at $10.38 per share and options to acquire 66,667 common shares at $15.00 per share. This does not include options to purchase 90,000 common shares approved for issuance by the Compensation Committee in January 2011 pending a sufficient increase in the 2007 Plan shares, for which shareholder approval is being requested in Proposal 4 herein.

(3)
Includes 74,538 shares of our common stock presently outstanding, 24,684 shares of our common stock held by Titan Trust, 24,684 shares of our common stock held by Dorado Trust, options to acquire 90,000 common shares at $1.23 per share, options to acquire 16,667 common shares at $4.26 per share, options to acquire 77,500 common shares at $10.38 per share and options to acquire 14,810 common shares at $20.26 per share. This does not include options to purchase 90,000 common shares approved for issuance by the Compensation Committee in January 2011 pending a sufficient increase in the 2007 Plan shares, for which shareholder approval is being requested in Proposal 4 herein. Mr. Friedland is the control person and beneficial owner of both Titan Trust and Dorado Trust and exercises sole voting and dispositive powers over these shares.

(4)
Includes 74,510 shares of our common stock presently outstanding, 24,684 shares of our common stock held by Titan Trust, 24,684 shares of our common stock held by Dorado Trust, options to acquire 90,000 common shares at $1.23 per share, options to acquire 16,667 common shares at $4.26 per share, options to acquire 77,500 common shares at $10.38 per share and options to acquire 14,810 common shares at $20.26 per share. This does not include options to purchase 90,000 common shares approved for issuance by the Compensation Committee in January 2011 pending a sufficient increase in the 2007 Plan shares, for which shareholder approval is being requested in Proposal 4 herein. Mr. Glassman is the control person and beneficial owner of both JMI Trust and Europa Trust and exercises sole voting and dispositive powers over these shares.

(5)
Includes options to acquire 90,000 common shares at $1.23 per share, options to acquire 16,667 common shares at $4.26 per share, options to acquire 25,000 common shares at $7.26 per share and options to acquire 77,500 common shares at $10.38 per share. This does not include options to purchase 90,000 common shares approved for issuance by the Compensation Committee in January 2011 pending a sufficient increase in the 2007 Plan shares, for which shareholder approval is being requested in Proposal 4 herein.

(6)
Includes 4,167 shares of our common stock presently outstanding, 73,203 shares of our common stock held by J&C Resources, LLC, 103 shares of our common stock held by Asset Factoring, Ltd., options to acquire 25,000 common shares at $1.23 per share, options to acquire 8,333 Onstream common shares at $4.26 per share and options to acquire 16,667 Onstream common shares at $9.42 per share. This does not include options to purchase 25,000 common shares approved for issuance by the Compensation Committee in January 2011 pending a sufficient increase in the 2007 Plan shares, for which shareholder approval is being requested in Proposal 4 herein. Mr. Johnston is the control person of J&C Resources, LLC and Asset Factoring, Ltd. and exercises sole voting and dispositive powers over these shares. Mr. Johnston's holdings exclude our securities owned by CCJ Trust. CCJ Trust is a trust for Mr. Johnston's adult children and he disclaims any beneficial ownership interest in CCJ Trust.

(7)
Includes options to acquire 25,000 common shares at $1.23 per share. This does not include options to purchase 25,000 common shares approved for issuance by the Compensation Committee in January 2011 pending a sufficient increase in the 2007 Plan shares, for which shareholder approval is being requested in Proposal 4 herein.

(8)
Includes options to acquire 25,000 common shares at $1.23 per share and options to acquire 8,333 Onstream common shares at $6.00 per share. This does not include options to purchase 25,000 common shares approved for issuance by the Compensation Committee in January 2011 pending a sufficient increase in the 2007 Plan shares, for which shareholder approval is being requested in Proposal 4 herein.

(9)	See footnotes (1) through (8) above.
(10)
Includes 944,758 shares of our common stock presently outstanding. These shares of common stock are as reported on a Form 13G/A filed by Lewis Asset Management on January 5, 2009 and attributing beneficial ownership of 777,508 shares to Lewis Opportunity Fund and beneficial ownership of 167,250 shares to LAM Opportunity Fund, Ltd. These numbers are after adjustment to reflect the 1-for-6 reverse split of our common stock that was effective on April 5, 2010. As of April 8, 2011 Lewis Asset Management has not filed any update to this information and we have not undertaken to request an update from them. Mr. Lewis is the control person and beneficial owner of these entities and exercises sole voting and dispositive powers over these shares.

Mr. Fred Deluca has beneficial ownership of 398,304 shares as of April 8, 2011, issuable upon conversion of a portion of a note (the “Rockridge Note”) held by Rockridge Capital Holdings, LLC (“Rockridge”). Mr. Deluca is the control person and beneficial owner of Rockridge and exercises sole voting and dispositive powers over these shares. These 398,304 shares represent approximately 3.9% beneficial ownership, which is less than the 5% threshold for inclusion of Mr. Deluca in the beneficial ownership table above. However, in connection with the transaction giving rise to the Rockridge Note, Rockridge may also receive an origination fee upon not less than sixty-one (61) days written notice to us, payable by our issuance of 366,667 restricted Onstream common shares. Based on the 60 day threshold discussed above, these shares are not considered to be beneficially owned by Rockridge or Mr. Deluca as of April 8, 2011. However, if these 366,667 shares were added to the 398,304 which are considered beneficially owned by Mr. Deluca as of that date, the combined total of 764,971 shares would represent 7.2% beneficial ownership.

Upon notice from Rockridge at any time and from time to time prior to the Maturity Date up to $500,000 (representing the balloon payment of the outstanding principal of the Rockridge Note) plus 50% of the remaining outstanding balance of the Rockridge Note (excluding the balloon payment) may be converted into a number of restricted shares of Onstream common stock. The conversion will use a conversion price of eighty percent (80%) of the fair market value of the average closing bid price for Onstream common stock for the twenty (20) days of trading on The NASDAQ Capital Market (or such other exchange or market on which Onstream common shares are trading) prior to such Rockridge notice, but such conversion price will not be less than $2.40 per share. We will not effect any conversion of the Rockridge Note, to the extent Rockridge and Frederick DeLuca, after giving effect to such conversion, would beneficially own in excess of 9.9% of our outstanding common stock (the “Beneficial Ownership Limitation”). The Beneficial Ownership Limitation may be waived by Rockridge upon not less than sixty-one (61) days prior written notice to us unless such waiver would result in a violation of the NASDAQ shareholder approval rules. The minimum conversion price of $2.40 per share would result in the issuance of 398,304 common shares upon the conversion of the $500,000 balloon plus $455,929, which is 50% of the remaining outstanding balance of the Rockridge Note as of April 8, 2011 (excluding the balloon payment).

Lincoln Park Capital Fund, LLC (“LPC”) has beneficial ownership of 974,740 common shares, comprised of (i) 420,000 shares of our common stock issuable upon conversion of Series A-14 held by it and (ii) 554,740 shares that could be purchased under warrants currently exercisable at approximately $1.95 per share. These 974,740 shares would represent approximately 9.0% beneficial ownership as of April 8, 2011. However, the number of shares of Onstream common stock that can be issued upon the conversion of Series A-14 and/or the exercise of the warrants is limited to the extent necessary to ensure that following the conversion and/or exercise the total number of shares of Onstream common stock beneficially owned by the holder does not exceed 4.999% of our issued and outstanding common stock, although this percentage may be changed at the holder’s option upon not less than 61 days advance notice to us and provided the changed limitation does not exceed 9.99%. This 4.999% limitation is less than the 5% threshold for inclusion of LPC in the beneficial ownership table above. Proposal 3 included in this proxy requests shareholder approval of the LPC facility and the issuance by Onstream to LPC of greater than 20% of Onstream’s common stock outstanding immediately prior to the entry into the LPC facility, which would include the potential sale and issuance, at our option, of up to an additional 2.5 million common shares to LPC, in accordance with the terms of the LPC facility as set forth in the description of Proposal 3 elsewhere in this proxy.

MATTERS TO BE CONSIDERED AT THE 2011 ANNUAL MEETING

PROPOSAL 1: ELECTION OF DIRECTORS

A.	General

At the recommendation of our Governance and Nominating Committee, our Board of Directors has nominated Randy S. Selman, Alan M. Saperstein, Clifford Friedland, Charles C. Johnston, Carl L. Silva, Leon Nowalsky and Robert D. (“RD”) Whitney (each of whom is currently a director of Onstream), for election to our Board. Each nominee has consented to serve as a director if elected.

Our bylaws provide that the number of directors shall be no less than one and no more than nine. Our Board of Directors currently consists of seven directors. Each director is elected at the annual meeting of shareholders and holds office until the next annual meeting of shareholders, or until his successor is elected and qualified. Our bylaws permit the Board to fill any vacancy and such director may serve until the next annual meeting of shareholders or until his successor is elected and qualified.

B.	Information about the Nominees

Our Board of Directors currently consists of the following seven members, nominated for reelection:

Name	Age	Position	Director Since
Randy S. Selman	55	Chairman of the Board, President and Chief Executive Officer	1993
Alan M. Saperstein	52	Director and Chief Operating Officer	1993
Clifford Friedland	59	Director and Senior Vice President Business Development	2004 – see biography below
Charles C. Johnston (1)(2)(3)	76	Director	2003
Carl L. Silva (1)(2)(3)(4)	47	Director	2006
Leon Nowalsky (2)(3)	49	Director	2007
Robert D. (“RD”) Whitney (1)	42	Director	2011

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Governance and Nominating Committee
(4)	Member of the Finance Committee

Randy S. Selman. Mr. Selman has served as our Chairman of the Board, President and Chief Executive Officer since our inception in May 1993 and, from September 1996 through June 1999 and from August 1, 2004 through December 15, 2004, has also been our Chief Financial Officer. From March 1985 through May 1993, Mr. Selman was Chairman of the Board, President and Chief Executive Officer of SK Technologies Corporation (NASDAQ:SKTC), a software development company. SKTC developed and marketed software for point-of-sale with complete back office functions such as inventory, sales analysis and communications. Mr. Selman founded SKTC in 1985 and was involved in their initial public offering in 1989. Mr. Selman's responsibilities included management of SKTC, public and investor relations, finance, high level sales and general overall administration.

The primary experience, qualifications, attributes and skills that led us to conclude that Mr. Selman should currently serve as a director, in light of our business and structure, are as follows: executive management, sales and software development industry experience with SKTC and executive management and public and investor relations experience with Onstream.

Alan M. Saperstein. Mr. Saperstein has served as our Executive Vice President and a director since our inception in May 1993, and has also been our Chief Operating Officer since December 2004. From March 1989 until May 1993, Mr. Saperstein was a free-lance producer of video film projects. Mr. Saperstein has provided consulting services for corporations that have set up their own sales and training video departments. From 1983 through 1989, Mr. Saperstein was the Executive Director/Entertainment Division of NFL Films where he was responsible for supervision of all projects, budgets, screenings and staffing.

The primary experience, qualifications, attributes and skills that led us to conclude that Mr. Saperstein should currently serve as a director, in light of our business and structure, are as follows: video and film industry experience with NFL Films and executive management and webcasting and digital media operations experience with Onstream.

Clifford Friedland. Mr. Friedland was re-appointed as a member of our Board of Directors in April 2011. His initial appointment was in December 2004 and he continued as a board member until his resignation from the board in June 2010, although he continued as Senior Vice President, Business Development. Mr. Friedland’s voluntary resignation was to restore our board to the required majority of independent members, following the death of another board member. He served as Chairman, CEO and co-founder of Acquired Onstream from June 2001 until joining our company. Mr. Friedland was Vice President of Business Development and co-founder of TelePlace, Inc., a developer and owner of Internet data centers and central offices from December 1999 to May 2001. Mr. Friedland was co-founder, Chairman and co-CEO of Long Distance International, Inc., one of the first competitive European telephone operators from May 1993 to December 1999. Mr. Friedland was President of Clifford Friedland Inc., a technology consulting firm, from January 1991 to April 1993. Mr. Friedland was a Director and co-founder of Action Pay-Per-View, a pay per view cable channel from January 1988 to December 1990. Mr. Friedland was President and co-founder of Long Distance America, one of the first competitive long distance operators after the breakup of AT&T from June 1984 to December 1987. Mr. Friedland was Vice President and co-founder of United States Satellite Systems, Inc., an FCC licensed builder and operator of geosynchronous communications satellites from April 1981 until December 1983. Mr. Friedland was Director and co-founder of United Satellite Communications, Inc., the world’s first direct-to-home satellite network from April 1981 until May 1984.

The primary experience, qualifications, attributes and skills that led us to conclude that Mr. Friedland should currently serve as a director, in light of our business and structure, are as follows: Internet and digital media industry experience (Acquired Onstream, TelePlace, Inc., and Action Pay-Per-View), telecommunications industry experience (Long Distance International, Inc., Long Distance America, United States Satellite Systems, Inc. and United Satellite Communications, Inc.) and executive management experience with Onstream.

Charles C. Johnston. Mr. Johnston has been a member of our Board of Directors since April 2003 and serves on our Audit (as Chairman), Compensation and Governance and Nominating Committees. Mr. Johnston has been the Chairman of Ventex Technology, Inc., a privately-held neon light transformer company, since July 1993. Mr. Johnston has also served as Chairman of Inshore Technologies, a private company, since 1994 and J&C Resources, a private company, since 1987. Mr. Johnston has been a member of the board of directors of AuthentiDate Holding Company (Nasdaq National Market: ADAT), Internet Commerce Corporation (Nasdaq National Market: ICCA), McData Corporation (Nasdaq National Market: MCDT), Grumman Corporation and Teleglobe Corporation. Mr. Johnston serves as a Trustee of Worcester Polytechnic Institute, where he earned his Bachelor of Science degree.

The primary experience, qualifications, attributes and skills that led us to conclude that Mr. Johnston should currently serve as a director, in light of our business and structure, are as follows: management and board experience at public technology-oriented companies (ADAT, ICCA, MCDT, Grumman, Teleglobe) and management experience in other technology-oriented firms (Ventex, Inshore).

Carl Silva. Mr. Silva, who has been a member of our Board of Directors since July 2006, serves on our Audit, Compensation (as Chairman), Governance and Nominating and Finance Committees. Mr. Silva has over 25 years of experience in the telecommunications and high tech industry, and he has held a variety of positions in business development, sales, marketing, software engineering, and systems engineering during this time. Mr. Silva is currently Chief Scientist and VP of Technology for Nexaira Wireless, Inc. (NXWI.OB), a 3G/4G Router company. Prior to this Mr. Silva was CEO of Conigen Business Systems, Inc. (NASDAQ: CNGW), a managed service provider for small to mid-size businesses for Voice over IP and high speed Internet. In May 2003, Mr. Silva started Anza Borrego Partners (ABP) as a management consulting firm designed to support entrepreneurs in the growth of their businesses. Mr. Silva was Senior Vice-President for SAIC’s Converged Network Professional services organization from July 1998 to May 2003. From September 1994 to June 1998, he was with Telcordia Technologies (formerly Bell Communications Research, or Bellcore), where he implemented the first VoIP softswitch in the cable industry.

The primary experience, qualifications, attributes and skills that led us to conclude that Mr. Silva should currently serve as a director, in light of our business and structure, are as follows: over 25 years of experience in the telecommunications and high tech industry, most notably at Nexaira, Conigen and SAIC.

Leon Nowalsky. Mr. Nowalsky was appointed a member of our Board of Directors in December 2007 and serves on our Compensation and Governance and Nominating (as Chairman) Committees. Mr. Nowalsky, a partner in the New Orleans-based law firm of Nowalsky, Bronston & Gothard APLLC (NBG), possesses over 20 years experience in the field of telecommunications law and regulation. Mr. Nowalsky presently is a founder and board member of Thermo Credit, LLC, a specialty finance company for the telecommunications industry and J.C. Dupont, Inc., a Louisiana based oil and gas concern. Mr. Nowalsky has been general counsel for Telemarketing Communications of America, Inc., (“TMC”), as well as lead counsel in TMC’s mergers and acquisitions program, and following TMC’s acquisition by a wholly owned subsidiary of Advanced Telecommunications Corporation, Mr. Nowalsky served as ATC’s chief regulatory counsel as well as interim general counsel. In 1990, Mr. Nowalsky left ATC to set up a private law practice specializing in telecommunications regulatory matters, mergers and acquisitions and corporate law, which later expanded to become NBG. Mr. Nowalsky has previously served as a director of the following companies: Network Long Distance, Inc., a long distance company which was acquired by IXC Communications; RFC Capital Corp., a specialty finance company dedicated exclusively to the telecommunications industry which was purchased in 1999 by TFC Financial Corp., a division of Textron (NYSE:TXT); and New South Communications, a facilities-based competitive local exchange carrier which merged to form NUVOX, which was subsequently acquired by Windstream; W2Com, LLC, a video conferencing and distance learning provider which was acquired by Arel Communications & Software, Ltd. (NASDAQ: ARLC).

The primary experience, qualifications, attributes and skills that led us to conclude that Mr. Nowalsky should currently serve as a director, in light of our business and structure, are as follows: over 20 years experience in the field of telecommunications law and regulation, most notably at TMC and ATC, as well his currently active private law practice specializing in telecommunications regulatory matters, mergers and acquisitions and corporate law.

Robert D. (“RD”) Whitney. Mr. Whitney was appointed a member of our Board of Directors in April 2011 and serves on our Audit Committee. Mr. Whitney has been a partner since January 2011 with Greenhaven Partners (“Greenhaven”), a private-equity firm focusing on investments in specialty information and digital media oriented businesses, and in connection with that role is Chief Operating Officer of three Greenhaven owned entities - Management Networks, LLC (including the Institute of Finance and Management), Chief Executive Group, LLC and Exchange Networks, LLC (a MarketPlace365 promoter). From 2008 through 2010, Mr. Whitney was CEO of the online media division of the Tarsus Group, PLC, a London-based B2B conference and event producer (TRS.L) and in this position he was also associated with Onstream in various roles during the development and commercial introduction phases of MarketPlace365. From 1997 through 2005, and again in 2006 through 2008, he served in various roles (including Vice President of Operations and General Manager) with Kennedy Information, a firm specializing in delivering market intelligence through multiple media. During this time, Mr. Whitney was instrumental in the sale of Kennedy Information to its current parent company, BNA, which is the largest independent publisher of information and analysis products for professionals in business and government. He also has held positions at Kluwer Law International (a division of Wolters Kluwer), the Thompson Publishing Group, Yankee Publishing, Vicon Publishing and Connell Communications (a division of IDG). Mr. Whitney holds an MBA from Fitchburg State College and a BS from Bentley University.

The primary experience, qualifications, attributes and skills that led us to conclude that Mr. Whitney should currently serve as a director, in light of our business and structure, are as follows: over 20 years management-level experience in marketing and publishing (including Tarsus Group and Kennedy Information) as well as extensive experience in creating strategy for both B2B and B2C marketplaces and in management of major conferences, executive forums, and events (Tarsus Group), all of which we believe will provide valuable insight with respect to the proper focus of our development and sales efforts with respect to MarketPlace365 and our other products.

There is no family relationship between any of the nominees or between any of the nominees and us. There are no material proceedings to which any nominee is a party adverse to us or any of its subsidiaries or has a material interest adverse to us or any of our subsidiaries. See Item M - “Transactions with Related Persons” - below.

C.	Director Independence

Rule 5605(b)(1) of the NASDAQ Listing Rules to which we are subject requires that a majority of the members of our Board of Directors are independent as defined in Rule 5605 (a)(2) of the NASDAQ Listing Rules. Our Board of Directors has determined that the following directors satisfy the independence requirements of the NASDAQ Listing Rules: Charles Johnston, Carl Silva, Leon Nowalsky and Robert D. (“RD”) Whitney.

D.	Board Meetings and Committees; Annual Meeting Attendance

Our Board of Directors meets regularly (in-person and/or by telephone conference) during the year to review matters affecting us and to act on matters requiring Board approval. It also holds special meetings whenever circumstances require and may act by majority written consent. During the fiscal year ended September 30, 2010, there were nine meetings of the Board, and the Board took action eleven times by written consent. Our Board of Directors has four standing committees as discussed below and may, from time to time, establish additional committees.

All Board members are encouraged to attend the Annual Meeting of stockholders. At our last annual meeting of stockholders, six of our seven Board members were in attendance – three in person and three by telephone.

Audit Committee

The Audit Committee of the Board of Directors is responsible for the engagement of our independent public accountants, approves services rendered by our accountants, reviews the activities and recommendations of our internal audit department, and reviews and evaluates our accounting systems, financial controls and financial personnel. The Board has previously adopted a charter for the Audit Committee. Pursuant to the requirements of the Securities and Exchange Commission which requires that we provide our shareholders with a copy of the Audit Committee Charter at least once every three years, we included a copy of the Audit Committee Charter as Appendix C to our proxy statement for our 2010 Annual Meeting filed with the SEC on February 19, 2010.

The Audit Committee is presently composed of Messrs. Johnston (chairman), Silva and Whitney. Each member of the Audit Committee is independent, as independence for audit committee members is defined in the listing standards of the NASDAQ Stock Market and they are “audit committee financial experts” within the meaning of the applicable regulations of the Securities and Exchange Commission promulgated pursuant to the Sarbanes-Oxley Act of 2002. The Audit Committee met (in-person and/or by telephone conference) four times and acted by written consent two times in fiscal 2010.

2010 Audit Committee Report. The Audit Committee of the Board of Directors serves as the representative of the Board for general oversight of our financial accounting and reporting, systems of internal control, audit process, and monitoring compliance with laws and regulations and standards of business conduct. The Board has adopted a charter for the Audit Committee. Our management has responsibility for preparing our financial statements as well as for our financial reporting process. Our independent accountants are responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles.

In this context, the Audit Committee hereby reports as follows:

1)	The Audit Committee has reviewed and discussed the audited financial statements for fiscal year ended September 30, 2010 with our management.

2)	The Audit Committee has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

3)
The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed the matter of independence with the independent accountants.

4)
Based on the review and discussion referred to in paragraphs 1 through 3 above, the Audit Committee recommended to our Board of Directors, and our Board has approved, that the audited financial statements be included in Onstream’s Annual Report on Form 10-K for the year ended September 30, 2010, for filing with the Securities and Exchange Commission.

/s/ Charles C. Johnston
/s/ Carl L. Silva

The above report was dated March 18, 2011, prior to the April 18, 2011 appointment of Robert D. (“RD”) Whitney to the Audit Committee.

Compensation Committee

The Compensation Committee establishes and administers our executive and director compensation practices and policies, including the review of the individual elements of total compensation for executive officers and directors and recommendation of adjustments to the Board of Directors. In addition, the Compensation Committee administers our 1996 Stock Option Plan and our 2007 Equity Incentive Plan and determines the number of performance shares and other equity incentives awarded to executives and directors (as well as all other employees) and the terms and conditions of which they are granted and recommends plans and plan amendments to the Board. The Compensation Committee is presently composed of Messrs. Silva (chairman), Johnston and Nowalsky. The Compensation Committee met (in-person and/or by telephone conference) one time in fiscal 2010.

The Compensation Committee has the responsibility to review, recommend, and approve all executive officer compensation arrangements. The Compensation Committee has the specific responsibility and authority to (i) review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer (“CEO”), (ii) evaluate the performance of our CEO in light of those goals and objectives, and (iii) determine and approve the compensation level of our CEO based upon that evaluation. The Compensation Committee also has the responsibility to annually review the compensation of our other executive officers and to determine whether such compensation is reasonable under existing facts and circumstances. In making such determinations, the Compensation Committee seeks to ensure that the compensation of our executive officers aligns the executives’ interests with the interests of our shareholders. The Compensation Committee must also review and approve all forms of incentive compensation, including stock option grants, stock grants, and other forms of incentive compensation granted to our executive officers. The Compensation Committee takes into account the recommendations of our CEO in reviewing and approving the overall compensation of the other executive officers.

We believe that the quality, skills, and dedication of our executive officers are critical factors affecting our long-term value and success. Thus, one of our primary executive compensation goals is to attract, motivate, and retain qualified executive officers. We seek to accomplish this goal by rewarding past performance, providing an incentive for future performance, and aligning our executive officers’ long-term interests with those of our shareholders. Our compensation program is specifically designed to reward our executive officers for individual performance, years of experience, contributions to our financial success, and creation of shareholder value. Our compensation philosophy is to provide overall compensation levels that (i) attract and retain talented executives and motivate those executives to achieve superior results, (ii) align executives’ interests with our corporate strategies, our business objectives, and the long-term interests of our shareholders, and (iii) enhance executives’ incentives to increase our stock price and maximize shareholder value. In addition, we strive to ensure that our compensation, particularly salary compensation, is consistent with our constant focus on controlling costs. Our primary strategy for building senior management depth is to develop personnel from within our company to ensure that our executive team as a whole remains dedicated to our customs, practices, and culture, recognizing, however, that we may gain talent and new perspectives from external sources.

Our compensation program for executive officers generally consists of the following five elements: (i) base salary, (ii) performance-based annual bonus (currently equity based) determined primarily by reference to objective financial and operating criteria, (iii) long-term equity incentives in the form of stock options and other stock-based awards or grants, (iv) specified perquisites and (v) benefits that are generally available to all of our employees.

The Compensation Committee has the responsibility to make and approve changes in the total compensation of our executive officers, including the mix of compensation elements. In making decisions regarding an executive’s total compensation, the Compensation Committee considers whether the total compensation is (i) fair and reasonable, (ii) internally appropriate based upon our culture and the compensation of our other employees, and (iii) within a reasonable range of the compensation afforded by other opportunities. The Compensation Committee also bases its decisions regarding compensation upon its assessment of the executive’s leadership, individual performance, years of experience, skill set, level of commitment and responsibility required in the position, contributions to our financial success, the creation of shareholder value, and current and past compensation. In determining the mix of compensation elements, the Compensation Committee considers the effect of each element in relation to total compensation. Consistent with our desired culture of industry leading performance and cost control, the Compensation Committee has attempted to keep base salaries at moderate levels for companies within our market and total capitalization and weight overall compensation toward incentive cash and equity-based compensation. The Compensation Committee specifically considers whether each particular element provides an appropriate incentive and reward for performance that sustains and enhances long-term shareholder value. In determining whether to increase or decrease an element of compensation, we rely upon the Compensation Committee’s judgment concerning the contributions of each executive and, with respect to executives other than the CEO, we consider the recommendations of the CEO. We generally do not rely on rigid formulas (other than performance measures under our annual cash bonus program) or short-term changes in business performance when setting compensation.

Pursuant to the requirements of the Securities and Exchange Commission which requires that we provide our shareholders with a copy of the Compensation Committee Charter at least once every three years, we included a copy of the Committee Charter as Appendix D to our proxy statement for our 2010 Annual Meeting filed with the SEC on February 19, 2010.

Finance Committee

The Finance Committee reviews and makes recommendations concerning:

•	proposed dividend actions, stock splits and repurchases;

•	current and projected capital requirements;

•	issuance of debt or equity securities;

•	strategic plans and transactions, including mergers, acquisitions, divestitures, joint ventures and other equity investments;

•	customer financing activities, business and related customer finance business and funding plans of Onstream and its subsidiaries;

•	overall company risk management program and major insurance programs; and

•	investment policies, administration and performance of the trust investments of our employee benefit plans.

Mr. Silva is currently the sole member of the Finance Committee. The Finance Committee met in fiscal 2010 in conjunction with meetings of the full Board of Directors.

Governance and Nominating Committee

While we have not adopted a formal charter for the Governance and Nominating Committee, in June 2003 our Board of Directors adopted Corporate Governance and Nominating Committee Principles. An updated copy of our Corporate Governance and Nominating Committee Principles was included as Appendix A to the proxy statement for our 2008 and 2009 Annual Meeting of Stockholders filed with the SEC on January 28, 2009.

The Governance and Nominating Committee reviews and makes recommendations to the Board of Directors with respect to:

•	the responsibilities and functions of the Board and Board committees and with respect to Board compensation;

•	the composition and governance of the Board, including recommending candidates to fill vacancies on, or to be elected or re-elected to, the Board;

•	candidates for election as Chief Executive Officer and other corporate officers; and

•	monitoring the performance of the Chief Executive Officer and our plans for senior management succession.

The Governance and Nominating Committee has not yet had the occasion to, but will, consider properly submitted proposed nominations by stockholders who are not one of our directors, officers, or employees. These nominations will be evaluated on the same basis as candidates proposed by any other person. A stockholder may nominate a person for election as a director at an annual meeting of the stockholders only if such stockholder gives written notice to our Corporate Secretary as described in the applicable proxy statement for the previous year’s annual meeting of stockholders. Each written notice must set forth, (i) all information relating to such stockholder nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or that is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Securities Exchange Act of 1934, as amended, (ii) such stockholder nominee’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected, (iii) the name and address of such stockholder, as they appear on our books, (iv) the class and number of shares of our stock which are owned by such stockholder, (v) a representation that the stockholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination, and (vi) a representation whether the stockholder intends or is a part of a group which intends (y) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to elect the nominee and/or (z) otherwise to solicit proxies from stockholders in support of such nomination. We will evaluate the suitability of potential candidates nominated by stockholders in the same manner as other candidates identified to the Governance and Nominating Committee, including the specific minimum qualifications described below.

The procedures for identifying candidates include a review of Onstream's current directors, soliciting input from existing directors and executive officers, and a review of submissions from stockholders, if any. Onstream’s management believes that the Board should be composed of:

•	directors chosen with a view to bringing to the Board a variety of experiences and backgrounds;

•	directors who have high level managerial experience or are accustomed to dealing with complex problems;

•
directors who will represent the balanced, best interests of the stockholders as a whole rather than special interest groups or constituencies, while also taking into consideration the overall composition and needs of the Board; and

•	a majority of the Board's directors must be independent directors under the criteria for independence required by the Securities and Exchange Commission and the NASDAQ Stock Market.

In considering possible candidates for election as an outside director, the Governance and Nominating Committee and other directors should be guided by the foregoing general guidelines and by the following criteria:

•
Each director should be an individual of the highest character and integrity, have experience at (or demonstrated understanding of) strategy/policy-setting and a reputation for working constructively with others;

•	Each director should have sufficient time available to devote to our affairs in order to carry out the responsibilities of a director;

•	Each director should be free of any conflict of interest, which would interfere with the proper performance of the responsibilities of a director; and

•	The Chief Executive Officer is expected to be a director. Other members of senior management may be considered, but Board membership is not necessary or a prerequisite to a higher management position.

•
The value of diversity should be considered in the director identification and nomination process. Therefore, all directors should contribute to making the Board as a whole broader with respect to diversity of experience, professions, skills, geographic representation and backgrounds.

The Governance and Nominating Committee is presently composed of Messrs. Nowalsky (chairman), Johnston and Silva, who are each "independent" as independence for nominating committee members is defined within the NASDAQ Listing Rules. The Governance and Nominating Committee met in fiscal 2010 in conjunction with meetings of the full Board of Directors.

E.	Board leadership structure and role in risk oversight

The Board’s leadership structure combines the positions of chairman and CEO, which we have determined to be appropriate, given our specific characteristics and circumstances. In particular, our chairman and CEO is able to utilize the in-depth focus and perspective as a company co-founder and his practical experience gained during several years of running the company since its founding to effectively and efficiently guide the Board. The Board has not designated a lead independent director, since it has determined that our chairman closely interacts with the other members of the Board, particularly the independent directors, in fulfilling his responsibilities as chairman and CEO. Although it is management’s responsibility to assess and manage the various risks we face, it is the Board’s responsibility to oversee management in this effort. The Board administers its risk oversight function by appropriate discussions with the CEO, CFO and other members of management during meetings of the Board and at other times.

F.	Communications with Directors

Stockholders may communicate with any member of the Board of Directors, or the Board of Directors as a whole, by writing to our Corporate Secretary at 1291 SW 29th Avenue, Pompano Beach, Florida 33069 with a request to forward same to the intended recipient. In general, all stockholder communications delivered to our Corporate Secretary for forwarding will be forwarded in accordance with the stockholder’s instructions. However, our Corporate Secretary reserves the right not to forward to Board members any abusive, threatening or otherwise inappropriate materials.

G.	Directors' Compensation

Director Compensation Table

The following table presents director compensation (excluding directors who are Named Executive Officers) for the year ended September 30, 2010:

						CHANGE IN
						PENSION VALUE
	FEES EARNED				NON-EQUITY	AND NONQUALIFIED
	OR PAID IN	STOCK	OPTION		INCENTIVE PLAN	DEFERRED	ALL OTHER	TOTAL
	CASH	AWARDS	AWARDS		COMPENSATION	COMPENSATION	COMPENSATION	COMPENSATION
NAME	($) (1)	($)	($) (3)		($)	EARNINGS ($)	($)	($)

Robert J. Wussler (4)	$10,208	-0-	$29,972	(2)	-0-	-0-	-0-	$40,180
Charles C. Johnston (4)	$15,000	-0-	$29,972	(2)	-0-	-0-	-0-	$44,972
Carl L. Silva (4)	$15,000	-0-	-0-		-0-	-0-	-0-	$15,000
Leon Nowalsky (4)	$15,000	-0-	-0-		-0-	-0-	-0-	$15,000

(1)
Directors who are not our employees received $3,750 per quarter as compensation for serving on the Board of Directors, as well as reimbursement of reasonable out-of-pocket expenses incurred in connection with their attendance at Board of Directors meetings. Mr. Wussler passed away on June 5, 2010 and his services as a director were paid for through that date.

(2)
In December 2004, and in connection with the Onstream Merger, Messrs. Wussler and Johnston each received immediately exercisable five-year Non-Plan options to purchase 16,667 shares of our common stock with an exercise price of $9.42 per share (fair market value on the date of issuance). On August 11, 2009, our Compensation Committee granted 13,352 fully vested five-year Plan Options (6,676 each) to Messrs. Wussler and Johnston in exchange for the cancellation of an equivalent number of these Non-Plan Options held by them and expiring in December 2009, with no change in the exercise price, which was in excess of the market value of an Onstream share as of August 11, 2009. As a result of this cancellation and the corresponding issuance, we recognized non-cash professional fee (director compensation) expense of approximately $12,760 ($6,380 each) for the year ended September 30, 2009, which represented the full valuation of the related options using the Black-Scholes model. On December 17, 2009, our Compensation Committee granted 19,982 fully vested five-year Plan Options (9,991 each) to Messrs. Wussler and Johnston in exchange for the cancellation of an equivalent number of these Non-Plan Options held by them and expiring in December 2009, with no change in the exercise price, which was in excess of the market value of an Onstream share as of the grant date. As a result of this cancellation and the corresponding issuance, we recognized non-cash professional fee (director compensation) expense of approximately $59,944 ($29,972 each) for the year ended September 30, 2010, which represented the full valuation of the related options using the Black-Scholes model.

No other options were issued to the directors who were not also Named Executive Officers during the year ended September 30, 2010.

(3)
From time to time we issue the members of our Board of Directors options to purchase shares of our common stock as compensation for their services as directors. At September 30, 2010 members of our Board of Directors (excluding those who are Named Executive Officers) held outstanding options to purchase an aggregate of 33,333 shares of our common stock at prices ranging from $4.26 to $9.42 per share. In addition to the 16,667 options held by Mr. Johnston as discussed above, 16,666 options are still held as follows:

Mr. Johnston holds immediately exercisable five-year Plan options to purchase 8,333 shares of our common stock with an exercise price of $4.26 per share (above fair market value on the date of issuance), issued to him in September 2006.

Mr. Nowalsky holds immediately exercisable four-year Plan options to purchase 8,333 shares of our common stock with an exercise price of $6.00 per share (above fair market value on the date of issuance), granted to him in December 2007 upon his initial appointment to our Board of Directors.

(4)
In addition to the allocation of a percentage of the Company Sale Price to the Executives, as discussed in Item I - Executive Compensation below, on August 11, 2009 our Compensation Committee determined that an additional two percent (2.0%) of the Company Sale Price would be allocated, on the same terms, to the then four outside members of our Board of Directors (0.5% each), as a supplement to provide appropriate compensation for ongoing services as a director and as a termination fee. On June 5, 2010, one of those four outside Directors passed away. On January 14, 2011 our Compensation Committee agreed that it would approve allowing for all or part of such compensation to be paid in shares at the recipient’s option, at any time if our stock is trading above $6.00 per share, without requiring that we be sold. The issuance of such shares would be to the extent permitted by applicable law and subject to shareholder and/or any other required regulatory approvals.

H.	Non-Director Executive Officers

The name and age of each non-director executive officer are set forth below:

Name	Age	Position
Robert E. Tomlinson	54	Senior Vice President and Chief Financial Officer
David Glassman	60	Senior Vice President and Chief Marketing Officer

Robert E. Tomlinson. On December 15, 2004 Mr. Tomlinson was appointed as our Chief Financial Officer. Mr. Tomlinson joined us as Vice President-Finance in September 2004. Mr. Tomlinson started his financial and accounting career in 1977 with the international accounting firm of Price Waterhouse. In 1982 he left that firm to join Embraer, an international aircraft manufacturing and support firm, at their U.S. subsidiary in Fort Lauderdale, Florida, where he managed all financial functions and eventually was named Senior Vice President-Finance and a member of the U.S. firm’s Board of Directors. Mr. Tomlinson left Embraer in 1994 and joined staffing and human resource firm OutSource International, serving as its Chief Financial Officer and helping to take the company public in 1997. Mr. Tomlinson's areas of responsibility at OutSource International included corporate accounting, treasury and risk management. From when he left OutSource International in February 2000 until 2002 he worked as an independent certified public accountant, focusing on accounting and tax services to corporations. From 2002 until joining us, Mr. Tomlinson served as CFO for Total Travel and Tickets, a Fort Lauderdale based ticket broker. Mr. Tomlinson has held an active Certified Public Accountant license since 1978.

David Glassman. Mr. Glassman has served as our Chief Marketing Officer since December 2004. He served as Vice Chairman, President and co-founder of Acquired Onstream from June 2001 until joining our company. Mr. Glassman was Vice President of Marketing and co-founder of TelePlace, Inc., a developer and owner of internet data centers and central offices from December 1999 to May 2001. Mr. Glassman was co-founder, Vice Chairman and Co-CEO of Long Distance International, Inc., one of the first competitive European telephone operators from May 1993 to December 1999. Mr. Glassman was an independent technology consultant from January 1988 to April 1993, with a client list that included Action Pay Per View. Mr. Glassman was President and co-founder of Long Distance America, one of the first competitive long distance operators after the breakup of AT&T from January 1984 to December 1987. Mr. Glassman was a communications consultant from January 1981 to January 1984 providing services to United States Satellite Systems Inc. and United Satellite Communications Inc. Mr. Glassman was co-founder and director of All American Hero, Inc., a fast food franchisor, from January 1981 until December 1986.

I.	Executive Compensation

The following table sets forth certain information relating to the compensation of (i) our Chief Executive Officer; and (ii) each of our executive officers who earned more than $100,000 in total compensation during the most recent fiscal year (collectively, the “Named Executive Officers”):

Total compensation as presented in the following table includes cash and non-cash elements. The most significant non-cash element is the value assigned to options based on the Black-Scholes model, which options as discussed in footnotes 11, 12 and 13 below had strike prices that significantly exceeded the fair value of our shares as of September 30, 2010 and 2009, respectively and thus at those dates were what is commonly described as “under water”. See footnote 16 below for a table that presents the cash and non-cash elements of compensation for the years ended September 30, 2010 and 2009:

Summary Compensation Table

					STOCK	OPTION		ALL OTHER		TOTAL
NAME AND	FISCAL			BONUS	AWARDS	AWARDS		COMPENSATION		COMPENSATION
PRINCIPAL POSITION	YEAR	SALARY ($)		($)	($)	($)		($) (14)		($)(16)

Randy S. Selman	2010	$271,751	(15)	-0-	-0-	$45,736	(12)	$55,760	(1)	$373,247
President, Chief Executive	2009	$287,687		-0-	-0-	$83,809	(11)	$55,421	(2)	$426,917
Officer and Director

Alan Saperstein	2010	$247,047	(15)	-0-	-0-	$45,736	(12)	$59,660	(3)	$352,443
Chief Operating	2009	$261,534		-0-	-0-	$83,809	(11)	$59,591	(4)	$404,934
Officer and Director

Robert Tomlinson	2010	$230,667	(15)	-0-	-0-	-0-		$61,601	(5)	$292,268
Chief Financial Officer	2009	$244,194		-0-	-0-	$28,162	(13)	$62,642	(6)	$334,998

Clifford Friedland	2010	$219,536	(15)	-0-	-0-	-0-		$61,552	(7)	$281,088
Senior VP - Business Development	2009	$232,410		-0-	-0-	-0-		$62,934	(8)	$295,344

David Glassman	2010	$219,536	(15)	-0-	-0-	-0-		$55,783	(9)	$275,319
Senior VP - Marketing	2009	$232,410		-0-	-0-	-0-		$55,722	(10)	$288,132

(1)	Includes $17,452 for medical and other insurance; $12,000 for automobile allowance; $5,000 for dues allowance and $21,308 for retirement savings and 401(k) match.

(2)	Includes $16,826 for medical and other insurance; $12,000 for automobile allowance; $5,000 for dues allowance and $21,595 for retirement savings and 401(k) match.

(3)	Includes $24,660 for medical and other insurance; $12,000 for automobile allowance; $5,000 for dues allowance and $18,000 for retirement savings.

(4)	Includes $24,591 for medical and other insurance; $12,000 for automobile allowance; $5,000 for dues allowance and $18,000 for retirement savings.

(5)	Includes $23,718 for medical and other insurance; $12,000 for automobile allowance; $5,000 for dues allowance and $20,883 for retirement savings and 401(k) match.

(6)	Includes $24,591 for medical and other insurance; $12,000 for automobile allowance; $5,000 for dues allowance and $21,051 for retirement savings and 401(k) match.

(7)	Includes $23,718 for medical and other insurance; $12,000 for automobile allowance; $5,000 for dues allowance and $20,834 for retirement savings and 401(k) match.

(8)	Includes $24,591 for medical and other insurance; $12,000 for automobile allowance; $5,000 for dues allowance and $21,343 for retirement savings and 401(k) match.

(9)	Includes $16,552 for medical and other insurance; $12,000 for automobile allowance; $5,000 for dues allowance and $22,231 for retirement savings and 401(k) match.

(10)	Includes $16,826 for medical and other insurance; $12,000 for automobile allowance; $5,000 for dues allowance and $21,896 for retirement savings and 401(k) match.

(11)
On August 11, 2009, our Compensation Committee granted 133,334 fully vested five-year Plan Options (66,667 each) to Messrs. Selman and Saperstein in exchange for the cancellation of an equivalent number of fully vested Non Plan Options held by them and expiring in September 2009, with no change in the $15.00 exercise price, which was in excess of the market value of an Onstream share as of August 11, 2009. Furthermore, the quoted market value of an Onstream share was $2.46 per share as of September 30, 2009. As a result of this cancellation and the corresponding issuance, we recognized non-cash compensation expense of approximately $110,198 ($55,099 each) for the year ended September 30, 2009, which represented the full valuation of the related options using the Black-Scholes model.

On August 11, 2009, our Compensation Committee granted 60,084 fully vested five-year Plan Options (30,042 each) to Messrs. Selman and Saperstein in exchange for the cancellation of an equivalent number of fully vested Non Plan Options held by them and expiring in December 2009, with no change in the $9.42 exercise price, which was in excess of the market value of an Onstream share as of August 11, 2009. Furthermore, the quoted market value of an Onstream share was $2.46 per share as of September 30, 2009. As a result of this cancellation and the corresponding issuance, we recognized non-cash compensation expense of approximately $57,420 ($28,710 each) for the year ended September 30, 2009, which represented the full valuation of the related options using the Black-Scholes model.

(12)
On December 17, 2009, our Compensation Committee granted 89,916 fully vested five-year Plan Options (44,958 each) to Messrs. Selman and Saperstein in exchange for the cancellation of an equivalent number of fully vested Non Plan Options held by them and expiring in December 2009, with no change in the $9.42 exercise price, which was in excess of the market value of an Onstream share as of the grant date. Furthermore, the quoted market value of an Onstream share was $1.04 per share as of September 30, 2010. As a result of this cancellation and the corresponding issuance, we recognized non-cash compensation expense of approximately $91,472 ($45,736 each) for the year ended September 30, 2010, which represented the full valuation of the related options using the Black-Scholes model.

(13)
On August 11, 2009, our Compensation Committee granted 25,000 fully vested five-year Plan Options to Mr. Tomlinson as a replacement of an equivalent number of fully vested Plan Options held by him and expiring in July 2009, with no change in the $7.26 exercise price, which was in excess of the market value of an Onstream share as of August 11, 2009. Furthermore, the quoted market value of an Onstream share was $2.46 per share as of September 30, 2009. As a result of this issuance, we recognized non-cash compensation expense of approximately $28,162 for the year ended September 30, 2009, which represented the full valuation of the related options using the Black-Scholes model.

(14)
The Named Executive Officers did not receive non-equity incentive plan compensation or compensation from changes in pension value and nonqualified deferred compensation earnings during the periods covered by the above table.

(15)
Effective October 1, 2009, a significant portion of our workforce, including the Named Executive Officers, took a 10% payroll reduction, which we expect will be maintained until increased revenue levels result in positive cash flow (sufficient to cover capital expenditures and debt service). However, even though this 10% was deducted from the amounts paid to the Named Executive Officers, no adjustment was made to the provisions of their related employment agreements, as set forth below. With respect to the Named Executive Officers, this 10% reduction represented approximately $132,000 in aggregate compensation reduction as of and for the year ended September 30, 2010. This unpaid amount is not reflected as compensation in the table above nor was it accrued on our books as of or for the year ended September 30, 2010. The resolution of this matter subsequent to that period did not result in a material adverse effect on our financial position or results of operations.

(16)	Below is a table that presents the cash and non-cash elements of compensation for the years ended September 30, 2010 and 2009:

For the year ended September 30, 2010:

	Cash Compensation	Non-Cash Compensation
Randy S. Selman	$327,511	$45,736
Alan Saperstein	$306,707	$45,736
Robert Tomlinson	$292,268	$-
Clifford Friedland	$281,088	$-
David Glassman	$275,319	$-

For the year ended September 30, 2009:

	Cash Compensation	Non-Cash Compensation
Randy S. Selman	$343,108	$83,809
Alan Saperstein	$321,125	$83,809
Robert Tomlinson	$306,836	$28,162
Clifford Friedland	$295,344	$-
David Glassman	$288,132	$-

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth certain information regarding stock options held as of September 30, 2010 by the Named Executive Officers. There were no outstanding stock awards held by them as of that date:

					EQUITY
					INCENTIVE
					PLAN
					AWARDS:
					NUMBER OF
					SECURITIES
	NUMBER OF SECURITIES				UNDERLYING
	UNDERLYING UNEXERCISED				UNEXERCISED	OPTION
	OPTIONS (#)				UNEARNED	EXERCISE	OPTION EXPIRATION
NAME	EXERCISABLE		UNEXERCISABLE		OPTIONS (#)	PRICE ($)	DATE

Randy Selman (5)	16,666					$4.26	9/29/2011
	44,958	(3)				$9.42	12/17/2014
	30,042	(3)				$9.42	8/11/2014
	66,667	(3)				$15.00	8/11/2014
	50,000	(1)	16,667	(1)		$10.38	9/28/2012– 9/28/2015
	27,500	(2)				$10.38	12/31/2011–6/30/2013
Alan Saperstein (5)	16,666					$4.26	9/29/2011
	44,958	(3)				$9.42	12/17/2014
	30,042	(3)				$9.42	8/11/2014
	66,667	(3)				$15.00	8/11/2014
	50,000	(1)	16,667	(1)		$10.38	9/28/2012– 9/28/2015
	27,500	(2)				$10.38	12/31/2011–6/30/2013
Cliff Friedland (5)	16,667					$4.26	9/29/2011
	14,810					$20.26	7/1/2012
	50,000	(1)	16,667	(1)		$10.38	9/28/2012– 9/28/2015
	27,500	(2)				$10.38	12/31/2011–6/30/2013
David Glassman (5)	16,667					$4.26	9/29/2011
	14,810					$20.26	7/1/2012
	50,000	(1)	16,667	(1)		$10.38	9/28/2012– 9/28/2015
	27,500	(2)				$10.38	12/31/2011–6/30/2013
Robert Tomlinson (5)	16,667					$4.26	9/29/2011
	25,000	(4)				$7.26	8/11/2014
	50,000	(1)	16,667	(1)		$10.38	9/28/2012– 9/28/2015
	27,500	(2)				$10.38	12/31/2011–6/30/2013

(1)	Vesting of these Plan options is based on years of service. These vesting conditions are discussed in detail under “Employment Agreements” below.
(2)	Vesting of these Plan options was based on achieving certain financial objectives. These vesting conditions are discussed in detail under “Employment Agreements” below.
(3)	These Plan options were issued in exchange for cancellation of an equivalent number of expiring Non-Plan options – see discussion in footnotes to Summary Compensation table above.
(4)	These Plan options were issued in exchange for an equivalent number of expiring Plan options – see discussion in footnotes to Summary Compensation table above.
(5)
The executive’s employment agreement provides that under certain circumstances, all options previously granted the executive will be cancelled, with all underlying shares (vested or unvested) issued to the executive, and we will pay all taxes for the executive. These conditions are discussed in detail under “Employment Agreements” below.

J.	1996 Stock Option Plan and 2007 Equity Incentive Plan

On February 9, 1997, our Board of Directors and a majority of our shareholders adopted our 1996 Stock Option Plan (the "1996 Plan"). Pursuant to an amendment to the 1996 Plan ratified by our shareholders on September 13, 2005, we reserved an aggregate of 750,000 shares of common stock for issuance pursuant to options granted under the 1996 Plan ("Plan Options") and 333,333 shares for restricted stock grants (“Stock Grants”) made under the 1996 Plan. At September 30, 2010, there were unexercised options to purchase 229,500 shares of our common stock outstanding under the 1996 Plan. Such options were issued to our directors, employees and consultants at exercise prices ranging from $4.26 to $15.00 per share. Since the provisions of the 1996 Plan call for its termination 10 years from the date of its adoption, we may no longer issue additional options or stock grants under the 1996 Plan. However, the termination of the 1996 Plan on February 9, 2007 did not affect the validity of any Plan Options previously granted thereunder.

Additional disclosure regarding the 1996 Plan, and disclosure regarding the 2007 Equity Incentive Plan, is contained within Proposal 4 herein.

K.	Employment Agreements

On September 27, 2007, our Compensation Committee and Board of Directors approved three-year employment agreements with Messrs. Randy Selman (President and CEO), Alan Saperstein (COO and Treasurer), Robert Tomlinson (Chief Financial Officer), Clifford Friedland (Senior Vice President Business Development) and David Glassman (Senior Vice President Marketing), collectively referred to as “the Executives”. On May 15, 2008 and August 11, 2009 our Compensation Committee and Board approved certain corrections and modifications to those agreements, which are reflected in the discussion of the terms of those agreements below. The agreements provide that the initial term shall automatically be extended for successive one (1) year terms thereafter unless (a) the parties mutually agree in writing to alter the terms of the agreement; or (b) one or both of the parties exercises their right, pursuant to various provisions of the agreement, to terminate the employment relationship.

The agreements provide initial annual base salaries of $253,000 for Mr. Selman, $230,000 for Mr. Saperstein, $207,230 for Mr. Tomlinson and $197,230 for Messrs. Friedland and Glassman, and allow for 10% annual increases through December 27, 2008 and 5% per year thereafter. In addition, each of the Executives receives an auto allowance payment of $1,000 per month, a “retirement savings” payment of $1,500 per month and an annual reimbursement of dues or charitable donations up to $5,000. We also pay insurance premiums for the Executives, including medical, life and disability coverage. These employment agreements contain certain non-disclosure and non-competition provisions and we have agreed to indemnify the Executives in certain circumstances.

Under the terms of the above employment agreements, upon a termination subsequent to a change of control, termination without cause or constructive termination, each as defined in the agreements, we would be obligated to pay each of the Executives an amount equal to three times the Executive’s base salary plus full benefits for a period of the lesser of (i) three years from the date of termination or (ii) the date of termination until a date one year after the end of the initial employment contract term. We may defer the payment of all or part of this obligation for up to six months, to the extent required by Internal Revenue Code Section 409A. In addition, if the five day average closing price of the common stock is greater than or equal to $6.00 per share on the date of any termination or change in control, all options previously granted the Executive(s) will be cancelled, with all underlying shares (vested or unvested) issued to the executive, and we will pay all related taxes for the Executive(s). If the five-day average closing price of the common stock is less than $6.00 per share on the date of any termination or change in control, the options will remain exercisable under the original terms.

Under the terms of the above employment agreements, we may terminate an Executive’s employment upon his death or disability or with or without cause. To the extent that an Executive is terminated for cause, no severance benefits are due him. If an employment agreement is terminated as a result of the Executive’s death, his estate will receive one year base salary plus any bonus or other compensation amount or benefit then payable or that would have been otherwise considered vested or earned under the agreement during the one-year period subsequent to the time of his death. If an employment agreement is terminated as a result of the Executive’s disability, as defined in the agreement, he is entitled to compensation in accordance with our disability compensation for senior executives to include compensation for at least 180 days, plus any bonus or other compensation amount or benefit then payable or that would have been otherwise considered vested or earned under the agreement during the one-year period subsequent to the time of his disability.

As part of the above employment agreements, our Compensation Committee and Board of Directors agreed that in the event we are sold for a Company Sale Price that represents at least $6.00 per share (adjusted for recapitalization including but not limited to splits and reverse splits), the Executives will receive, as a group, cash compensation of twelve percent (12.0%) of the Company Sale Price, payable in immediately available funds at the time of closing such transaction. The Company Sale Price is defined as the number of Equivalent Common Shares outstanding at the time we are sold multiplied by the price per share paid in such Company Sale transaction. The Equivalent Common Shares are defined as the sum of (i) the number of common shares issued and outstanding, (ii) the common stock equivalent shares related to paid for but not converted preferred shares or other convertible securities and (iii) the number of common shares underlying “in-the-money” warrants and options, such sum multiplied by the market price per share and then reduced by the proceeds payable upon exercise of the “in-the-money” warrants and options, all determined as of the date of the above employment agreements but the market price per share used for this purpose to be no less than $6.00. The 12.0% is allocated in the employment agreements as two and one-half percent (2.5%) each to Messrs. Selman, Saperstein, Friedland and Glassman and two percent (2.0%) to Mr. Tomlinson.

On January 14, 2011 our Compensation Committee agreed that it would approve amendments to the executive employment agreements allowing for all or part of such compensation to be paid in shares at the recipient’s option, at any time if our stock is trading above $6.00 per share, without requiring that we be sold. The issuance of such shares would be to the extent permitted by applicable law and subject to shareholder and/or any other required regulatory approvals.

We have granted the Executives options for the purchase of our common shares in connection with provisions included in the above employment agreements, as well as outside the terms of those agreements. See details in Item I – Executive Compensation.

The above description is qualified in its entirety by the terms and conditions of the employment agreements.

L.	Compliance with Section 16(a) of the Exchange Act

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us under Rule 16a-3(d) of the Securities Exchange Act of 1934, as amended, during the fiscal year ended September 30, 2010 and Forms 5 and amendments thereto furnished to us with respect to the fiscal year ended September 30, 2010, as well as any written representation from a reporting person that no Form 5 is required, we are not aware of any person that failed to file on a timely basis, as disclosed in the aforementioned Forms, reports required by Section 16(a) of the Securities Exchange Act of 1934 during the fiscal year ended September 30, 2010, other than indicated below.

Randy Selman, our CEO and Chairman of the Board and Alan Saperstein, our COO and one of our directors, have not filed a Form 4 on a timely basis related to 44,958 options granted each of them on December 17, 2009 (as replacement for expiring options – See Item I – Executive Compensation). Mr. Selman and Mr. Saperstein have represented to us that they will file these forms as soon as practicable.

Charles Johnston, one of our directors, and Robert Wussler, a former director, have not filed a Form 4 on a timely basis related to 9,991 options granted to each of them on December 17, 2009 (as replacement for expiring options – See Item G – Directors’ Compensation). Mr. Johnston has represented to us that he will file this form as soon as practicable. Mr. Wussler passed away on June 5, 2010.

M.	Transactions with Related Persons

Certain relationships and Related Transactions

In November 2006, we entered into a three-year consulting contract with the principal and beneficial owner of SBV Capital Corporation, for the provision of international business development and financial advice. The contract, which was cancellable upon thirty days notice after the first year, called for the issuance of 10,000 restricted common shares in advance every six months. The first two tranches under this contract (10,000 shares each) were issued in January and May 2007. This contract was amended in July 2007 for some additional short-term services, resulting in issuance of an additional 2,500 shares plus $22,425 for cash reimbursement of related travel expenses. This contract was amended again in October 2007, which resulted in the issuance of the remaining 40,000 restricted common shares, in exchange for the extension of the remaining term of the contract from two years to three years.

In December 2007, we entered into a line of credit arrangement (the “Line”) with a financial institution (the “Lender”) under which we could borrow up to an aggregate of $1.0 million for working capital, collateralized by our accounts receivable and certain other related assets. In August 2008 the maximum allowable borrowing amount under the Line was increased to $1.6 million and in December 2009 this amount was again increased to $2.0 million. The outstanding balance bears interest at 13.5% per annum, adjustable based on changes in prime after December 28, 2009 (was prime plus 8% per annum through December 2, 2008 and prime plus 11% from that date through December 28, 2009), payable monthly in arrears. Effective December 28, 2009, we also incur a weekly monitoring fee of one twentieth of a percent (0.05%) of the borrowing limit, payable monthly in arrears. We paid initial origination and commitment fees in December 2007 aggregating $20,015, an additional commitment fee in August 2008 of $6,000 related to the increase in the lending limit for the remainder of the year, a commitment fee of $16,000 in December 2008 related to the continuation of the increased Line for an additional year and a commitment fee of $20,000 in December 2009 related to the continuation of the Line for an additional year as well as an increase in the lending limit. An additional commitment fee of one percent (1%) of the maximum allowable borrowing amount will be due for any subsequent annual renewal after December 28, 2010. These origination and commitment fees are recorded by us as debt discount and amortized as interest expense over the remaining term of the loan. Mr. Leon Nowalsky, a member of our Board of Directors, is also a founder and board member of the Lender.

During fiscal 2009 we received $1.5 million from Rockridge Capital Holdings, LLC (“Rockridge”), an entity controlled by Mr. Fred Deluca, one of our largest shareholders, in accordance with the terms of a Note and Stock Purchase Agreement that we entered into with Rockridge dated April 14, 2009 and which was amended on September 14, 2009. We also received another $500,000 under the Note and Stock Purchase Agreement on October 20, 2009, resulting in cumulative allowable borrowings of $2.0 million. This transaction is secured by a first priority lien on all of our assets, such lien subordinated only to the extent higher priority liens on assets, primarily accounts receivable and certain designated software and equipment, are held by certain of our other lenders and is repayable in equal monthly installments through August 14, 2013, which installments include principal plus interest at 12% per annum. The outstanding principal amount, or portions thereof, are convertible into our common stock under certain conditions (using a minimum conversion price of $2.40 per share) and the Note and Stock Purchase Agreement also provides that Rockridge may receive an origination fee of 366,667 restricted Onstream common shares.

On December 29, 2009, we entered into an agreement with CCJ Trust (“CCJ”) whereby accrued interest on a previous $200,000 cash advance through that date of $5,808 was paid by us in cash and the $200,000 advance was converted to an unsecured subordinated note payable (the “CCJ Note”) at a rate of 8% interest per annum in equal monthly installments of principal and interest for 48 months plus a $100,000 principal balloon at maturity, although none of those payments were subsequently made by us. CCJ is a trust for the adult children of Mr. Charles Johnston, one of our directors, and he disclaims any beneficial ownership interest in CCJ. To resolve the payment default, the CCJ Note was amended in January 2011 to prospectively increase the interest rate to 10% per annum, payable quarterly, and to require two principal payments of $100,000 each on December 31, 2011 and December 31, 2012, respectively. This amendment also called for our cash payment of the previously accrued interest in the amount of $16,263 on or before January 31, 2011. The remaining principal balance of the CCJ Note may be converted at any time into our common shares at the greater of (i) the previous 30 day market value or (ii) $2.00 per share (which was $3.00 per share prior to the January 2011 renegotiation). In conjunction with and in consideration of the December 2009 note transaction, the 35,000 shares of Series A-12 held by CCJ at that date were exchanged for 35,000 shares of Series A-13 plus four-year warrants for the purchase of 29,167 Onstream common shares at $3.00 per share. In conjunction with and in consideration of January 2011 note transaction entered into by us with CCJ, it was agreed that certain terms of the 35,000 shares of Series A-13 held by CCJ at that date would be modified as follows - the conversion rate to common shares, as well as the minimum conversion rate for payment of dividends in common shares, will be $2.00 per share, the maturity date will be December 31, 2012 and dividends will be paid quarterly, in cash or, at our option, in unregistered shares. In addition it was agreed that $28,000 in A-13 dividends for calendar 2010 would be immediately paid by issuance of 14,000 unregistered common shares, using the minimum conversion rate of $2.00 per share.

During December 2009, we received funding commitment letters executed by three (3) entities agreeing to provide us, within twenty (20) days after our notice given on or before December 31, 2010, aggregate cash funding of $750,000. The funding under the commitment letters would be in exchange for our equity under mutually agreeable terms to be negotiated at the time of funding, or in the event such terms could not be reached, in the form of repayable debt. Terms of the repayable debt would also be subject to negotiation at the time of funding, provided that, among other things, the debt would be unsecured and subordinated and the rate of return on such debt, including cash and equity consideration given, would not be greater than (i) a cash coupon rate of fifteen percent (15%) per annum and a (ii) total effective interest rate of thirty percent (30%) per annum. As consideration for these commitment letters, the issuing entities received an aggregate of 12,500 unregistered shares. One of these funding commitment letters, for $250,000, was executed by Mr. Charles Johnston, one of our directors, who received 4,167 of the 12,500 shares.

On January 4, 2011, we received a funding commitment letter (the “Funding Letter”) from J&C Resources, Inc. (“J&C”) irrevocably agreeing to provide us, within twenty (20) days after our notice given on or before December 31, 2011, aggregate cash funding of up to $500,000, which may be requested in multiple tranches. Mr. Charles Johnston, one of our directors, is the president of J&C. This Funding Letter was obtained by us solely to demonstrate our ability to obtain short-term funds in the event other funding sources are not available, but does not represent any obligation on our part to accept such funding on these terms and is not expected by us to be exercised. The cash provided under the Funding Letter would be in exchange for our issuance of (a) a note or notes with interest payable monthly at 15% per annum and principal payable on the earlier of a date twelve months from funding or July 1, 2012 and (b) our issuance of 1 million unregistered common shares, which shares would be prorated in the case of partial funding. The note or notes would be unsecured and subordinated to all of our other debts, except to the extent such the terms of such debts would allow pari passu status. Furthermore, the note or notes would not be subject to any provisions, other than with respect to priority of payments or collateral, of our other debts. Upon receipt by us of an equivalent amount in dollars of investment from any other source after the date of this Funding Letter, other than funding received in connection with the LPC Facility, this Funding Letter will be terminated.

During 2008 we received an aggregate of $1.0 million from seven accredited individuals and other entities (the “Investors”), under a software and equipment financing arrangement. This included $50,000 received on July 8, 2008 from CCJ Trust (“CCJ”). We issued notes to those Investors (the “Equipment Notes”), which mature on June 3, 2011 and are collateralized by specifically designated software and equipment owned by us with a cost basis of approximately $1.5 million, as well as a subordinated lien on certain other of our assets to the extent that the designated software and equipment, or other software and equipment added to the collateral at a later date, is not considered sufficient security for the loan. The Equipment Notes may be converted to restricted ONSM common shares at any time prior to their maturity date, at the Investors’ option, based on a conversion price equal to seventy-five percent (75%) of the average ONSM closing price for the thirty (30) trading days prior to the date of conversion, but in no event may the conversion price be less than $4.80 per share. On April 4, 2011 we offered to amend the Equipment Notes, which offer was accepted by certain of those investors including CCJ, to allow the conversion of 25% of the outstanding principal using a conversion price of $1.20 per share.

Review, approval or ratification of transactions with related persons

Prior to us entering into any related person transaction, our Board of Directors reviews the terms of the proposed transaction to ensure that they are fair and reasonable, on market terms and on an arms-length basis. Legal or other counsel is consulted as appropriate.

If a related party transaction involves compensation or is otherwise related to an employment relationship with us, the related party transaction will be reviewed by the Compensation Committee. Related party transactions are reported to the Audit Committee for their review and approval of the related disclosure.

With respect to transactions in which a director or executive officer or immediate family member may have a direct or indirect material interest, only disinterested members of the Board of Directors, the Compensation Committee and/or the Audit Committee may vote on whether to approve the transaction.

N.	Code of Conduct and Ethics

Effective December 18, 2003, our Board of Directors adopted a Code of Business Conduct and Ethics that applies to, among other persons, our President (being our principal executive officer) and our Chief Financial Officer (being our principal financial and accounting officer), as well as persons performing similar functions. As adopted, our Code of Business Conduct and Ethics sets forth written standards that are designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•
full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission and in other public communications made by us;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting of violations of the Code of Business Conduct and Ethics to an appropriate person or persons identified in the Code of Business Conduct and Ethics; and

•	accountability for adherence to the Code of Business Conduct and Ethics.

Our Code of Business Conduct and Ethics requires, among other things, that all of our personnel shall be accorded full access to our President and to our Chief Financial Officer, with respect to any matter that may arise relating to the Code of Business Conduct and Ethics. Further, all of our personnel are to be accorded full access to our Board of Directors if any such matter involves an alleged breach of the Code of Business Conduct and Ethics by our President or by our Chief Financial Officer.

In addition, our Code of Business Conduct and Ethics emphasizes that all employees, and particularly managers and/or supervisors, have a responsibility for maintaining financial integrity within our company, consistent with generally accepted accounting principles, and federal, provincial and state securities laws. Any employee who becomes aware of any incidents involving financial or accounting manipulation or other irregularities, whether by witnessing the incident or being told of it, must report it to his or her immediate supervisor or to our President or our Chief Financial Officer. If the incident involves an alleged breach of the Code of Business Conduct and Ethics by our President or by our Chief Financial Officer, the incident must be reported to any member of our Board of Directors. Any failure to report such inappropriate or irregular conduct of others is to be treated as a severe disciplinary matter. It is against our policy to retaliate against any individual who reports in good faith the violation or potential violation of our Code of Business Conduct and Ethics by another.

Our Code of Business Conduct and Ethics is included as Exhibit 14.1 to our Annual Report filed on Form 10-K for the year ended September 30, 2010. We will provide a copy of our Code of Business Conduct and Ethics to any person without charge, upon request. Requests can be sent to: Onstream Media Corporation, 1291 SW 29 Avenue, Pompano Beach, Florida 33069.

O.	Required Vote for Nominees

At the Annual Meeting, you will be asked to elect the seven director nominees to serve until the next annual meeting of stockholders or until their successors are elected and qualified. With respect to this Election of Directors Proposal, the seven nominees receiving the greatest number of votes cast by the holders of our common stock entitled to vote at the Annual Meeting will be elected as our directors (assuming a quorum is present). A vote FOR the nominees includes discretionary authority to vote for a substitute nominee named by the Board if any of the nominees become unable or unwilling to serve.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1
ELECTION OF THE DIRECTOR NOMINEES

PROPOSAL 2: RATIFICATION OF INDEPENDENT ACCOUNTANTS

Change in Independent Accountants

Goldstein Lewin & Co. (“Goldstein Lewin”) served as our independent certifying accountants from July 2002, until January 1, 2010. Effective January 1, 2010, Goldstein Lewin consummated a sale of its attest practice to Mayer Hoffman McCann P.C. (“MHM”). As a result, and as of that date, the Audit Committee of our Board of Directors engaged MHM to serve as our new independent certifying accountants. Representatives of MHM are expected to attend the Annual Meeting and will have an opportunity to make a statement or to respond to appropriate questions from stockholders.

Audit Fees

The aggregate audit fees billed to us by Goldstein Lewin and MHM for professional services rendered during the fiscal year ended September 30, 2010 were $221,707, $126,707 by Goldstein Lewin for the audit of our annual financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2009 and the balance by MHM for the review of our quarterly financial statements included in our quarterly reports on Form 10-Q for the quarters ended December 31, 2009, and March 31 and June 30, 2010.

The aggregate audit fees billed to us by Goldstein Lewin for professional services rendered during the fiscal year ended September 30, 2009 were $259,977, for the audit of our annual financial statements included in our Annual Report on Form 10-KSB for the fiscal year ended September 30, 2008 and for the review of our quarterly financial statements included in our quarterly reports on Form 10-Q for the quarters ended December 31, 2008, and March 31 and June 30, 2009.

Audit Related Fees

The aggregate fees billed to us by Goldstein Lewin and MHM for assurance and related services relating to the performance of the audit of our financial statements which are not reported under the caption "Audit Fees" above were $23,202 and $6,903 for the fiscal years ended September 30, 2010 and 2009, respectively. The fiscal 2010 amount is primarily for MHM’s services rendered in connection with our Form S-3/Shelf Registration first filed with the SEC on March 5, 2010, declared effective by the SEC on April 30, 2010 and subsequently amended with a supplement to the prospectus filed on September 24, 2010. The fiscal 2009 amount is primarily for Goldstein Lewin’s services rendered in connection with our joint Proxy/Form S-4 first filed with the SEC on September 23, 2008, and subsequently withdrawn by us.

Tax Fees

The aggregate tax fees billed to us by Goldstein Lewin were $5,500 and $13,590 for the fiscal years ended September 30, 2010 and 2009, respectively. Tax fees include the preparation of federal and state corporate income tax returns as well as tax compliance, tax advice and tax planning.

All Other Fees

Other than fees relating to the services described above under “Audit Fees,” “Audit-Related Fees” and “Tax Fees,” there were no additional fees billed to us by Goldstein Lewin or MHM for services rendered for the fiscal years ended September 30, 2010 or 2009.

Audit Committee Policies

Effective May 6, 2003, the Securities and Exchange Commission adopted rules that require that before our independent auditor is engaged by us to render any auditing or permitted non-audit related service, the engagement be:

•	approved by our audit committee; or
•
entered into pursuant to pre-approval policies and procedures established by the audit committee, provided the policies and procedures are detailed as to the particular service, the audit committee is informed of each service, and such policies and procedures do not include delegation of the audit committee's responsibilities to management.

The audit committee pre-approves all services provided by our independent auditors, including those set forth above. The audit committee has considered the nature and amount of fees billed by Goldstein Lewin and MHM and believes that the provision of services for activities unrelated to the audit is compatible with maintaining Goldstein Lewin’s and MHM’s independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2
RATIFICATION OF MAYER HOFFMAN MCCANN P.C. AS THE INDEPENDENT ACCOUNTANTS OF
ONSTREAM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2011

PROPOSAL 3: TO APPROVE THE LPC FACILITY AND THE ISSUANCE BY ONSTREAM TO LINCOLN PARK CAPITAL FUND, LLC (“LPC”) OF GREATER THAN 20% OF ONSTREAM’S COMMON STOCK OUTSTANDING IMMEDIATELY PRIOR TO EXECUTION OF THE LPC FACILITY

The LPC Facility

On September 17, 2010, we entered into a Purchase Agreement (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“LPC”), whereby LPC agreed to an initial purchase of 300,000 shares of our common stock and 420,000 shares of our Series A-14 Preferred Stock (“Series A-14”), together with warrants to purchase 540,000 of our common shares (the “Warrants”). The foregoing agreements entered into with LPC are collectively referred to in this Proxy Statement as the “LPC Facility”.

In accordance with the Purchase Agreement, LPC also received 50,000 shares of our common stock as a one-time commitment fee and a cash payment of $26,250 as a one-time structuring fee. On September 24, 2010, we received $824,044 net proceeds (after deducting fees and legal, accounting and other out-of-pocket costs incurred by us) related to our issuance under that Purchase Agreement of the equivalent of 770,000 common shares (including those issuable upon conversion of the preferred shares).

From September 25, 2010 to date LPC purchased an additional 830,000 shares of our common stock under that Purchase Agreement for net proceeds of $740,522. LPC has also committed to purchase, at our sole discretion and subject to the shareholder approval being sought herein, up to an additional 2.5 million shares of our common stock in installments over the remaining term of the Purchase Agreement, generally at prevailing market prices, but subject to the specific restrictions and conditions in the Purchase Agreement. There is no upper limit to the price LPC may pay to purchase these additional shares. The purchase of our shares by LPC will occur on dates determined solely by us and the purchase price of the shares will be fixed on the purchase date and will be equal to the lesser of (i) the lowest sale price of our common stock on the purchase date or (ii) the average of the three (3) lowest closing sale prices of our common stock during the twelve (12) consecutive business days prior to the date of a purchase by LPC. LPC shall not have the right or the obligation to purchase any shares of our common stock from us at a price below $0.75 per share, nor shall they have the right or the obligation to purchase more than 100,000 common shares per trading day.

The Purchase Agreement has a term of 36 months but may be terminated by us at any time after the first year at our discretion without any cost to us and may be terminated by us at any time in the event LPC does not purchase shares as directed by us in accordance with the terms of the Purchase Agreement. LPC may terminate the Purchase Agreement upon certain events of default set forth therein. The Purchase Agreement restricts our use of variable priced financings for the greater of one year or the term of the Purchase Agreement and, in the event of future financings by us, allows LPC the right to participate under conditions specified in the Purchase Agreement.

A prospectus allowing us to offer and sell up to $6.6 million of our registered common shares (“Shelf Registration”) was declared effective by the SEC on April 30, 2010. The shares of common stock sold and issued under the Purchase Agreement and the shares of common stock issuable upon conversion of Series A-14, were sold and issued pursuant to a prospectus supplement filed by us on September 24, 2010 with the Securities and Exchange Commission in connection with a takedown of an aggregate of 1.6 million shares from the Shelf Registration. In connection with the Purchase Agreement, we also entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with LPC, dated September 17, 2010, under which we agreed, among other things, to use our best efforts to keep the registration statement effective until the maturity date as defined in the Purchase Agreement and to indemnify LPC for certain liabilities in connection with the sale of the securities. Upon receiving the shareholder approval sought herein, we expect to take down another 2.5 million shares from the Shelf Registration.

Series A-14 Convertible Preferred Stock

Effective September 17, 2010, our Board of Directors authorized the sale and issuance of up to 420,000 shares of Series A-14 Preferred Stock (“Series A-14”). On September 22, 2010, we filed a Certificate of Designations for the Series A-14 with the Florida Secretary of State. Series A-14 has a stated value of $1.25 per preferred share and a fixed conversion rate of $1.25 per common share. Series A-14 has a onetime 5% dividend payable in cash on the first anniversary of the original issue date.

The holders of Series A-14 may convert, at the option of the holder and subject to certain limitations, each share of Series A-14 into one fully-paid, non-assessable share of our common stock. Any shares of Series A-14 that are still outstanding as of second annual anniversary of the original issue date shall automatically be converted into our common shares, using the same ratio. Series A-14 is senior to our common stock but subordinate to Series A-13 and the holders of Series A-14 shall not be entitled to vote on any matters as to which holders of our common shares are entitled to vote. Series A-14 is redeemable at our option for $1.56 per share plus accrued but unpaid dividends, provided that the holder has the right to convert to common during a ten day notice period prior to such redemption.

As discussed above, on September 17, 2010, we entered into a Purchase Agreement whereby LPC agreed to an initial purchase of common stock plus shares of Series A-14. We issued 420,000 shares of Series A-14 to LPC on September 24, 2010. The shares issuable upon conversion of Series A-14 were registered for resale subject to the LPC Registration Rights Agreement.

The number of shares of ONSM common stock that can be issued upon the conversion of Series A-14 is limited to the extent necessary to ensure that following the conversion the total number of shares of ONSM common stock beneficially owned by the holder does not exceed 4.999% of our issued and outstanding common stock, although this percentage may be changed at the holder’s option upon not less than 61 days advance notice to us and provided the changed limitation does not exceed 9.99%.

Warrants

As discussed above, on September 17, 2010, we entered into a Purchase Agreement whereby LPC agreed to an initial purchase of common stock plus shares of Series A-14, which also required our issuance of five-year Warrants to purchase 540,000 common shares. Both the number of shares underlying these Warrants, as well as the exercise price, are subject to adjustment in accordance with certain anti-dilution provisions. As a result of the effective conversion price of our common shares issued to retire certain debt after entering into the LPC Purchase Agreement, the original $2.00 exercise price of the Warrants has been adjusted to approximately $1.95 and the number of shares underlying the Warrants has increased to 554,740.

The Warrants contain certain cashless exercise rights. The number of shares of ONSM common stock that can be issued upon the exercise of the Warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of ONSM common stock beneficially owned by the holder does not exceed 4.99% of our issued and outstanding common stock, although this percentage may be changed at the holder’s option upon not less than 61 days advance notice to us and provided the changed limitation does not exceed 9.99%.

The foregoing description of the Purchase Agreement, Series A-14 Preferred Stock, Registration Rights Agreement and the Warrants are qualified in their entirety by reference to the full text of the Purchase Agreement, the Certificate of Designations of Series A-14 Preferred Stock, the Registration Rights Agreement and the Form of Warrant, a copy of each of which is attached as Exhibits 10.1, 3.1, 10.2, and 10.3, respectively, to our Form 8-K filed with the SEC on September 23, 2010 and each of which is incorporated herein in its entirety by reference.

NASDAQ Listing Rule 5635(d)

Our common stock is listed on The NASDAQ Capital Market, and, as such, we are subject to the NASDAQ Listing Rules. NASDAQ Listing Rule 5635(d) states in part that each company shall require shareholder approval prior to the issuance of securities in connection with a transaction other than a public offering involving the sale, issuance or potential issuance by the issuer of common stock (or securities convertible into or exercisable for common stock) at a price less than the greater of book or market value which together with sales by officers, directors or substantial shareholders of the company equals 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance.

As of September 17, 2010, the date we entered into the LPC Facility, we had 8,002,790 shares of common stock outstanding. As such, we have the ability to issue up to 1,600,557 shares of common stock under the LPC Facility without obtaining shareholder approval under NASDAQ Listing Rule 5635(d), but require shareholder approval prior to issuing any greater number of shares under the LPC Facility. To date, we have issued the equivalent of 1,600,000 common shares to LPC under the LPC Facility, including the common shares underlying the Series A-14 but excluding the shares underlying the Warrants. We have determined that shares sold to LPC as a result of the exercise of the Warrants would not be considered for purposes of determining whether shareholder approval is necessary.

We feel that it is important to have the flexibility to issue additional shares under the LPC Facility to better manage the Company’s liquidity and capital needs, and to allow us to take advantage of strategic opportunities. Furthermore, the expansion of this financing source does not require the issuance of additional warrants or other consideration that might be required if we were to pursue other new financing sources. If the shareholder approval of the LPC Facility as sought herein is received, we would have the option to sell and issue up to an additional 2.5 million shares to LPC as we deem necessary and appropriate, but we would have no obligation to issue the additional shares. If the shareholder approval of the LPC Facility as sought herein is not received, we would not be able to sell additional common shares to LPC under the LPC facility (other than at their option upon exercise of the Warrants) and we would have to seek other sources of financing which we believe could be more expensive and/or not available. Accordingly, we are seeking shareholder approval under NASDAQ Listing Rule 5635(d) of the issuance to LPC of greater than 20% of the number of shares of our common stock outstanding immediately prior to the entry into the LPC Facility.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3
THE APPROVAL OF THE LPC FACILITY AND THE ISSUANCE BY ONSTREAM TO LINCOLN PARK
CAPITAL FUND, LLC (“LPC”) OF GREATER THAN 20% OF ONSTREAM’S COMMON STOCK
OUTSTANDING IMMEDIATELY PRIOR TO THE EXECUTION OF THE LPC FACILITY

PROPOSAL 4: TO APPROVE AN AMENDMENT TO OUR 2007 EQUITY INCENTIVE PLAN TO INCREASE THE TOTAL NUMBER OF SHARES OF OUR COMMON STOCK AVAILABLE FOR ISSUANCE UNDER SUCH PLAN FROM 2,000,000 SHARES TO 4,500,000 SHARES

2007 Equity Incentive Plan

On September 18, 2007, our Board of Directors and a majority of our shareholders adopted the 2007 Equity Incentive Plan (the “2007 Plan”), which authorized the issuance of up to 1,000,000 shares of Onstream common stock pursuant to stock options, stock purchase rights, stock appreciation rights and/or stock awards for employees, directors and consultants. The options and stock grants authorized for issuance under the 2007 Plan were in addition to those already issued under the 1996 Plan, although we may no longer issue additional options or stock grants under the 1996 Plan. On March 25, 2010, our Board of Directors and a majority of our shareholders approved a 1,000,000 share increase in the number of shares authorized for issuance under the 2007 Plan, for total authorization of 2,000,000 shares. As of April 8, 2011, there were unexercised options to purchase 1,910,576 shares of our common stock outstanding under the 2007 Plan.  Such options were issued to our directors, employees and consultants at exercise prices ranging from $1.23 to $20.26 per share. The 2007 Plan, modified to reflect this proposal, is included as Appendix A to this proxy statement.

The stated purpose of the 1996 Plan and the 2007 Plan (“the Plans”) is to increase our employees', advisors', consultants' and non-employee directors' proprietary interest in our company, and to align more closely their interests with the interests of our shareholders, as well as to enable us to attract and retain the services of experienced and highly qualified employees and non-employee directors. The Plans are administered by the Compensation Committee of our Board of Directors (“the Committee"). The Committee determines, from time to time, those of our officers, directors, employees and consultants to whom Stock Grants and Plan Options will be granted, the terms and provisions of the respective Grants and Plan Options, the dates such Plan Options will become exercisable, the number of shares subject to each Plan Option, the purchase price of such shares and the form of payment of such purchase price. Stock Grants may be issued by the Committee at up to a 10% discount to market at the time of grant. All other questions relating to the administration of the Plans, and the interpretation of the provisions thereof, are to be resolved at the sole discretion of our Board of Directors or the Committee.

Plan Options granted under the Plans may either be options qualifying as incentive stock options ("Incentive Options") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or options that do not so qualify ("Non-Qualified Options"). In addition, the 1996 Plan also allowed for the inclusion of a reload option provision ("Reload Option"), which permits an eligible person to pay the exercise price of the Plan Option with shares of common stock owned by the eligible person and to receive a new Plan Option to purchase shares of common stock equal in number to the tendered shares. Any Incentive Option granted under the 1996 Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of such grant, but the exercise price of any Incentive Option granted to an eligible employee owning more than 10% of our common stock must be at least 110% of such fair market value as determined on the date of the grant.

The term of each Plan Option and the manner in which it may be exercised is determined by our Board of Directors or the Committee, provided that no Plan Option may be exercisable more than 10 years after the date of its grant and, in the case of an Incentive Option granted to an eligible employee owning more than 10% of our common stock, no more than five years after the date of the grant. In any case, the exercise price of any stock option granted under the Plans will not be less than 85% of the fair market value of the common stock on the date of grant. The exercise price of Non-Qualified Options is determined by the Committee.

The per share purchase price of shares subject to Plan Options granted under the Plans may be adjusted in the event of certain changes in our capitalization, but any such adjustment shall not change the total purchase price payable upon the exercise in full of Plan Options granted under the Plans. Officers, directors and employees of and consultants to us and our subsidiaries are eligible to receive Non-Qualified Options under the Plans. Only such individuals who are employed by us or by any of our subsidiaries thereof are eligible to receive Incentive Options.

All Plan Options are nonassignable and nontransferable, except by will or by the laws of descent and distribution and, during the lifetime of the optionee, may be exercised only by such optionee. If an optionee's employment is terminated for any reason, other than his death or disability or termination for cause, or if an optionee is not our employee but is a member of our Board of Directors and his service as a Director is terminated for any reason, other than death or disability, the Plan Option granted may be exercised on the earlier of the expiration date or 90 days following the date of termination. If the optionee dies during the term of his employment, the Plan Option granted to him shall lapse to the extent unexercised on the earlier of the expiration date of the Plan Option or the date one year following the date of the optionee's death. If the optionee is permanently and totally disabled within the meaning of Section 22(c)(3) of the Code, the Plan Option granted to him lapses to the extent unexercised on the earlier of the expiration date of the option or one year following the date of such disability.

The Board of Directors may amend, suspend or terminate the Plans at any time, except that no amendment shall be made which (i) increases the total number of shares subject to the Plans or changes the minimum purchase price therefore (except in either case in the event of adjustments due to changes in our capitalization) without the consent of our shareholders, (ii) affects outstanding Plan Options or any exercise right thereunder, (iii) extends the term of any Plan Option beyond ten years, or (iv) extends the termination dates of the Plans.

Unless the 2007 Plan has been earlier suspended or terminated by the Board of Directors, the 2007 Plan shall terminate 10 years from the date of the 2007 Plan’s adoption. Any such termination of the 2007 Plan shall not affect the validity of any Plan Options previously granted thereunder.

The potential benefit to be received from a Plan Option is dependent on increases in the market price of the common stock. The ultimate dollar value of the Plan Options that have been or may be granted under the Plans are therefore not ascertainable. On April 8, 2011, the closing price of our common stock as reported on The NASDAQ Capital Market was $1.40 per share.

Tax Aspects

The following discussion applies to the Plans and is based on federal income tax laws and regulations in effect. It does not purport to be a complete description of the federal income tax consequences of the Plans, nor does it describe the consequences of applicable state, local or foreign tax laws. Accordingly, any person receiving a grant under the Plans should consult with his own tax adviser.

The Plans are not subject to the provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Code. An employee granted an Incentive Option does not recognize taxable income either at the date of grant or at the date of its timely exercise. However, the excess of the fair market value of common stock received upon exercise of the Incentive Option over the Plan Option exercise price is an item of tax preference under Section 57(a)(3) of the Code and may be subject to the alternative minimum tax imposed by Section 55 of the Code. Upon disposition of stock acquired on exercise of an Incentive Option, long-term capital gain or loss is recognized in an amount equal to the difference between the sales price and the Incentive Option exercise price, provided that the option holder has not disposed of the stock within two years from the date of grant and within one year from the date of exercise. If the Incentive Option holder disposes of the acquired stock (including the transfer of acquired stock in payment of the exercise price of an Incentive Option) without complying with both of these holding period requirements ("Disqualifying Disposition"), the option holder will recognize ordinary income at the time of such Disqualifying Disposition to the extent of the difference between the exercise price and the lesser of the fair market value of the stock on the date the Incentive Option is exercised (the value six months after the date of exercise may govern in the case of an employee whose sale of stock at a profit could subject him or her to suit under Section 16(b) of the Securities Exchange Act of 1934) or the amount realized on such Disqualifying Disposition. Any remaining gain or loss is treated as a short-term or long-term capital gain or loss, depending on how long the shares are held. In the event of a Disqualifying Disposition, the Incentive Option tax preference described above may not apply (although, where the Disqualifying Disposition occurs subsequent to the year the Incentive Option is exercised, it may be necessary for the employee to amend his or her return to eliminate the tax preference item previously reported). We are not entitled to a tax deduction upon either exercise of an Incentive Option or disposition of stock acquired pursuant to such an exercise, except to the extent that the option holder recognized ordinary income in a Disqualifying Disposition. If the holder of an Incentive Option pays the exercise price, in full or in part, with shares of previously acquired common stock, the exchange should not affect the Incentive Option tax treatment of the exercise. No gain or loss should be recognized on the exchange, and the shares received by the employee, equal in number to the previously acquired shares exchanged therefore, will have the same basis and holding period for long-term capital gain purposes as the previously acquired shares. The employee will not, however, be able to utilize the old holding period for the purpose of satisfying the Incentive Option statutory holding period requirements. Shares received in excess of the number of previously acquired shares will have a basis of zero and a holding period which commences as of the date the common stock is issued to the employee upon exercise of the Incentive Option. If an exercise is effected using shares previously acquired through the exercise of an Incentive Option, the exchange of the previously acquired shares will be considered a disposition of such shares for the purpose of determining whether a Disqualifying Disposition has occurred.

With respect to the holder of Non-Qualified Options, the option holder does not recognize taxable income on the date of the grant of the Non-Qualified Option, but recognizes ordinary income generally at the date of exercise in the amount of the difference between the option exercise price and the fair market value of the common stock on the date of exercise. However, if the holder of Non-Qualified Options is subject to the restrictions on resale of common stock under Section 16 of the Securities Exchange Act of 1934, such person generally recognizes ordinary income at the end of the six month period following the date of exercise in the amount of the difference between the option exercise price and the fair market value of the common stock at the end of the six month period. Nevertheless, such holder may elect within 30 days after the date of exercise to recognize ordinary income as of the date of exercise. The amount of ordinary income recognized by the option holder is deductible by us in the year that income is recognized.

In connection with the issuance of Stock Grants as compensation, the recipient must include in gross income the excess of the fair market value of the property received over the amount, if any, paid for the property in the first taxable year in which beneficial interest in the property either is "transferable" or is not subject to a "substantial risk of forfeiture." A substantial risk of forfeiture exists where rights and property that have been transferred are conditioned, directly or indirectly, upon the future performance (or refraining from performance) of substantial services by any person, or the occurrence of a condition related to the purpose of the transfer, and the possibility of forfeiture is substantial if such condition is not satisfied. Stock Grants received by a person who is subject to the short swing profit recovery rule of Section 16(b) of the Securities Exchange Act of 1934 is considered subject to a substantial risk of forfeiture so long as the sale of such property at a profit could subject the shareholder to suit under that section. The rights of the recipient are treated as transferable if and when the recipient can sell, assign, pledge or otherwise transfer any interest in the Stock Grant to any person. Inasmuch as the recipient would not be subject to the short swing profit recovery rule of Section 16(b) of the Securities Exchange Act of 1934, the Stock Grant, upon receipt following satisfaction of condition prerequisites to receipt, will be presently transferable and not subject to a substantial risk of forfeiture. The recipient would be obligated to include in gross income the fair market value of the Stock Grant received once the conditions to receipt of the Stock Grant are satisfied.

Securities Law Restrictions

The sale of the shares must be made in compliance with federal and state securities laws. Our officers, directors and 10% or greater shareholders, as well as certain other persons or parties who may be deemed to be "affiliates" of ours under federal securities laws, should be aware that resales by affiliates can only be made pursuant to an effective registration statement, Rule 144 or other applicable exemption. Our officers, directors and 10% or greater shareholders may also be subject to the "short swing" profit rule of Section 16(b) of the Securities Exchange Act of 1934.

Reasons for Proposed Amendment

We presently have only approximately 20,000 shares available for issuance under the 2007 Plan. The additional shares being requested are based partially on the following specific items:

On January 14, 2011, our Compensation Committee approved the future issuance of 983,400 four-year options at an exercise price of $1.23 per share, fair market value on the date of the approval. These options were for issuance to our employees (including our named executive officers), certain directors and certain consultants, and will vest over a two year period starting on the grant date. These options have not yet been granted or issued as they are subject to the approval by our shareholders of a sufficient increase in the number of authorized 2007 Equity Incentive Plan options, which approval is being requested herein. In addition the $1.23 strike price was approved only to the extent permitted by applicable law and subject to shareholder and/or any other required regulatory approvals. This anticipated option grant can be summarized as follows:

NEW PLAN BENEFITS TABLE

Name and Position	Estimated Dollar Value ($) (1)	Number of underlying shares
Randy S. Selman - Chairman of the Board, President and Chief Executive Officer	$77,596	95,000
Alan M. Saperstein - Director and Chief Operating Officer	$77,596	95,000
Robert E. Tomlinson - Senior Vice President and Chief Financial Officer	$77,596	95,000
Clifford Friedland - Director and Senior Vice President Business Development	$77,596	95,000
David Glassman - Senior Vice President and Chief Marketing Officer	$77,596	95,000
Executive Officer Group	$387,980	475,000
Non-Executive Director Group	$61,260	75,000
Non-Executive Officer Employee Group (including consultants)	$354,001	433,400

(1) The estimated dollar values in the above table are based on the Black-Scholes option-pricing model, assuming a $1.23 per share exercise price equal to the market value of one ONSM common share on the grant date. Other assumptions used include an expected volatility rate of 94%, a risk-free interest rate of 1.46% per annum, an expected term of 4 years and expected dividends of zero. These are only assumptions and the actual assigned values will depend on the market value of our common shares and other considerations at the time the options are granted.

As of April 8, 2011, there were 229,500 options outstanding under the 1996 Plan that will expire on various dates through April 2012, and have exercise prices ranging from $4.26 to $15.00 per share.

Accordingly, our Board of Directors believes that it is in our best interest to amend the 2007 Plan to increase the number of shares of common stock available for issuance under the Plan to provide sufficient shares for the future issuances approved in January 2011, as well as other future issuances to our employees, directors and advisors as incentives to either join or remain with our company.

Proposal 4, if approved, will increase the number of shares of common stock issuable under the 2007 Plan from 2,000,000 shares to 4,500,000 shares. Other than the increase in the number of shares of common stock available for issuance under the 2007 Plan, there are no other proposed changes to the terms of the 2007 Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 4
AMENDMENT OF THE 2007 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF
COMMON STOCK ISSUABLE UNDER SUCH PLAN FROM 2,000,000 SHARES TO 4,500,000 SHARES.

DIRECTIONS TO THE MEETING

You may request directions to the 2011 Annual Meeting via email at jramson@proactivecrg.com or by calling (212) 792-4321.

OTHER MATTERS

As of the date hereof, there are no other matters that we intend to present, or have reason to believe others will present, at the Annual Meeting. If, however, other matters properly come before the Annual Meeting, the accompanying proxy authorizes the persons named as proxies or their substitutes to vote on such matters as they determine appropriate.

DISSENTER’S RIGHTS

No dissenter’s rights are available under Florida Business Corporations Act or under our Articles of Incorporation as amended or our By-Laws to any shareholder who dissents from any of the proposals set forth herein.

FUTURE STOCKHOLDER PROPOSALS

Our stockholders may submit proposal on matters appropriate for stockholder action (including any election of an Onstream director) at meetings of our stockholders in accordance with Rule 14a-8 under the Exchange Act and all other applicable rules and regulations of the Securities and Exchange Commission. Any stockholder proposal that does not comply with Rule 14a-8 and all other applicable rules and regulations of the Securities and Exchange Commission will be considered untimely.

Pursuant to Rule 14a-8, stockholder proposals intended to be included in our proxy statement for the fiscal year 2011 annual meeting, scheduled to be held in March 2012, must be received by us on or before October 25, 2011. Such proposals should be sent to Onstream Media Corporation, Attention: Corporate Secretary, 1291 SW 29 Avenue, Pompano Beach, Florida 33069.

PAPER COPIES OF PROXY MATERIALS

Our shareholders can receive a paper copy of this year’s proxy materials without charge upon request by mail to Investor Relations, Onstream Media Corporation, 1291 SW 29th Avenue, Pompano Beach, Florida 33069.

ELECTRONIC ACCESS TO PROXY STATEMENT AND PERIODIC REPORTS

This proxy statement may be viewed online at www.onsm.com/proxy and our Form 10-K for the year ended September 30, 2010 and Form 10-Q for the quarter ended December 31, 2010 at www.onsm.com/proxy. If you are a shareowner of record, you can elect to access future annual reports and proxy statements electronically by marking the appropriate box on your proxy form or by following the instructions provided if you vote by Internet or by telephone. If you choose this option, you will receive a proxy form each year listing the website locations and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your Onstream stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our proxy statement may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you write us at Attention: Corporate Secretary, 1291 SW 29th Avenue, Pompano Beach, Florida 33069, telephone (954) 917-6655. If you want to receive separate copies of the proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and on the SEC’s web site at www.sec.gov.

Upon your written or oral request, we will provide at no cost to you a copy of any and all of the information that is incorporated by reference in this proxy, not including exhibits to such information unless those exhibits are specifically incorporated herein by reference. Requests for such documents should be directed to:

Onstream Media Corporation
Investor Relations
Jeff Ramson
(212) 792-4321

APPENDIX A

ONSTREAM MEDIA CORPORATION
2007 EQUITY INCENTIVE PLAN

AS ORIGINALLY APPROVED BY ONSTREAM SHAREHOLDERS IN THEIR SEPTEMBER 18, 2007 MEETING
AND AMENDED AND RESTATED BY ONSTREAM SHAREHOLDERS IN THEIR MARCH 25, 2010 AND JUNE 13, 2011 MEETINGS

1.           Purposes of the Plan.  The purposes of this Onstream Media Corporation 2007 Equity Incentive Plan (the "Plan") are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to Employees, Directors and Consultants, and to promote the success of the Company and the Company's Affiliates. Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant. Stock Purchase Rights, time vested and/or performance vested Restricted Stock, Stock Appreciation Rights and Unrestricted Shares may also be granted under the Plan.

2.           Definitions.  As used herein, the following definitions shall apply:

"Administrator" means a committee that has been delegated by the Board the responsibility of administering the Plan in accordance with Section 4 of the Plan.

"Affiliate" means any Parent and/or Subsidiary.

"Applicable Laws" means the requirements relating to the administration of equity compensation plans under the applicable corporate and securities laws of any of the states in the United States, U.S. federal securities laws, the Code, the rules and regulations of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

"Award" means the grant of an Option, a Stock Purchase Right, a Stock Appreciation Right, a Stock Award and/or Unrestricted Shares.

"Board" means the Board of Directors of the Company.

"Cause" means, unless otherwise specifically provided in a Participant's Option Agreement, Stock Purchase Agreement, Stock Appreciation Right Agreement or Stock Award Agreement, a finding by the Administrator that the Participant's employment with or service to the Company or any Affiliate was terminated due to one or more of the following: (i) the Participant's use of alcohol or any unlawful controlled substance to an extent that it interferes with the performance of the Participant's duties; (ii) the Participant's commission of any act of fraud, insubordination, misappropriation or personal dishonesty relating to or involving the Company or any Affiliate in any material respect; (iii) the Participant's gross negligence; (iv) the Participant's violation of any express direction of the Company or of any Affiliate or any material violation of any rule, regulation, policy or plan established by the Company or any Affiliate from time to time regarding the conduct of its employees or its business; (v) the Participant's disclosure or use of confidential information of the Company or any Affiliate, other than as required in the performance of the Participant's duties; (vi) actions by the Participant that are determined by the Administrator to be clearly contrary to the best interests of the Company and/or its Affiliates as determined in good faith by the Administrator; (vii) the Participant's conviction of a crime constituting a felony or any other crime involving moral turpitude; or (viii) any other act or omission which, in the determination of the Administrator, is materially detrimental to the business of the Company or of an Affiliate. Notwithstanding the foregoing, if a Participant has entered into a written employment or consulting agreement with the Company that specifies the conditions or circumstances under which the Participant's service may be terminated for cause, then the terms of such agreement shall apply for purposes of determining whether "Cause" shall have occurred for purposes of this Plan.

"Change in Control Event" has the meaning set forth in Section 16(c).

"Code" means the Internal Revenue Code of 1986, as amended.

"Committee" means a committee of Directors appointed by the Board in accordance with Section 4 of the Plan.

"Common Stock" means the common stock, par value $0.001 per share, of the Company.

"Company" means Onstream Media Corporation, a Florida corporation.

"Consultant" means any person, including an advisor, engaged by the Company or an Affiliate to render services to such entity, other than an Employee or a Director.

"Director" means a member of the Board or of the board of directors of an Affiliate.

"Disability" means total and permanent disability as defined in Section 22(e)(3) of the Code.

"Employee" means any person, including officers and Directors, serving as an employee of the Company or an Affiliate. An individual shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary or any successor. For purposes of an Option initially granted as an Incentive Stock Option, if a leave of absence of more than three months precludes such Option from being treated as an Incentive Stock Option under the Code, such Option thereafter shall be treated as a Nonstatutory Stock Option for purposes of this Plan. Neither service as a Director nor payment of a director's fee by the Company shall be sufficient to constitute "employment" by the Company.

"Fair Market Value" means, as of any date, the value of Common Stock determined as follows:

(i)           if the Common Stock is listed on any established stock exchange or a national market system, including without limitation the NASDAQ National Market or the NASDAQ Capital Market, the Fair Market Value of a Share shall be the closing sales price of a Share (or the closing bid, if no such sales were reported) as quoted on such exchange or system for the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)          if the Common Stock is regularly quoted by a recognized securities dealer but is not listed in the manner contemplated by clause (i) above, the Fair Market Value of a Share shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)         if neither clause (i) above nor clause (ii) above applies, the Fair Market Value shall be determined in good faith by the Administrator.

"Incentive Stock Option" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

"Nonstatutory Stock Option" means an Option not intended to qualify as an Incentive Stock Option.

"Notice of Grant" means a written or electronic notice evidencing certain terms and conditions of an Award.

"Option" means a stock option granted pursuant to the Plan.

"Option Agreement" means an agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan and the applicable Notice of Grant.

"Optioned Stock" means the Common Stock subject to an Option or Stock Purchase Right.

"Optionee" means the holder of an outstanding Option or Stock Purchase Right granted under the Plan.

"Parent" means a "parent corporation" of the Company (or, in the context of Section 16(c) of the Plan, of a successor corporation), whether now or hereafter existing, as defined in Section 424(e) of the Code.

"Participant" shall mean any Service Provider who holds an Option, a Stock Purchase Right, a Stock Appreciation Right, a Stock Award or Unrestricted Shares granted or issued pursuant to the Plan.

"Restricted Period" has the meaning set forth in Section 12(a).

"Restricted Stock" means shares of Common Stock acquired pursuant to a grant of a Stock Award under Section 12 of the Plan.

"Rule 16b-3" means Rule 16b-3 of the Exchange Act or any successor to such Rule 16b-3, as such rule is in effect when discretion is being exercised with respect to the Plan.

"Section 16(b)" means Section 16(b) of the Exchange Act.

"Service Provider" means an Employee, Director or Consultant.

"Share" means a share of the Common Stock, as adjusted in accordance with Section 16 of the Plan.

"Stock Appreciation Right" means a right granted pursuant to Section 14 of the Plan, as evidenced by a Notice of Grant. Stock Appreciation Rights may be awarded either in tandem with Options ("Tandem Stock Appreciation Rights") or on a stand-alone basis ("Nontandem Stock Appreciation Rights").

"Stock Appreciation Right Agreement" means an agreement between the Company and the grantee of a Stock Appreciation Right, approved by the Administrator, evidencing the terms and conditions of an individual Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan and the applicable Notice of Grant.

"Stock Award" means an Award of Shares pursuant to Section 12 of the Plan.

"Stock Award Agreement" means an agreement, approved by the Administrator, providing the terms and conditions of a Stock Award. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan and the applicable Notice of Grant.

"Stock Award Shares" means Shares subject to a Stock Award.

"Stock Awardee" means the holder of an outstanding Stock Award granted under the Plan.

"Stock Purchase Agreement" means a written agreement between the Company and an Optionee, approved by the Administrator, evidencing the terms and restrictions applicable to stock purchased under a Stock Purchase Right. Each Stock Purchase Agreement shall be subject to the terms and conditions of the Plan and the applicable Notice of Grant.

"Stock Purchase Awardee" means the holder of an outstanding Stock Purchase Right granted under the Plan.

"Stock Purchase Right" means the right to purchase Common Stock pursuant to Section 11 of the Plan, as evidenced by a Notice of Grant.

"Stock Purchase Stock" means shares of Common Stock acquired pursuant to a grant of a Stock Purchase Right under Section 11 of the Plan.

"Subsidiary" means a "subsidiary corporation" of the Company (or, in the context of Section 16(c) of the Plan, of a successor corporation), whether now or hereafter existing, as defined in Section 424(f) of the Code.

"Substitute Options" has the meaning set forth in Section 17.

Unrestricted Shares" means a grant of Shares made on an unrestricted basis pursuant to Section 13 of the Plan.

3.           Subject to the Plan.  Subject to the provisions of Section 16 of the Plan, the maximum number of shares of Common Stock that may be issued under the Plan shall be 4,500,000 (four million five hundred thousand) shares. For purposes of the foregoing limitation, the shares of Common Stock underlying any Awards that are forfeited, canceled, reacquired by the Company, satisfied without the issuance of Common Stock or otherwise terminated (other than by exercise) shall be added back to the number of shares of Common Stock available for issuance under the Plan. Notwithstanding the foregoing, no more than 83,333 Shares of Common Stock may be granted to any one Participant with respect to Options, Stock Purchase Rights and Stock Appreciation Rights during any one calendar year period. Common Stock to be issued under the Plan may be either authorized and unissued shares or shares held in treasury by the Company. All share numbers as stated in this paragraph already give effect to the 1-for-6 reverse stock split of the outstanding shares of Common Stock that was effective on April 5, 2010.

4.           Administration of the Plan.

(a)           Appointment of Committee.  The Plan shall be administered by the Compensation Committee of the Board plus any other eligible individuals appointed by the Board, which shall be comprised solely of members of the Board who qualify as both non-employee directors as defined in Rule 16b-3(b)(3) of the Exchange Act and outside directors within the meaning of Department of Treasury Regulations issued under Section 162(m) of the Code. The Board shall have the power to add or remove members of the Committee, from time to time, and to fill vacancies thereon arising by resignation, death, removal, or otherwise. Meetings shall be held at such times and places as shall be determined by the Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business, and the vote of a majority of those members present at any meeting shall decide any question brought before that meeting.

(b)           Powers of the Administrator.  Subject to the provisions of the Plan, the Administrator shall have the authority, in its discretion:

i.           to determine the Fair Market Value;

ii.           to select the Service Providers to whom Options, Stock Purchase Rights, Stock Awards, Stock Appreciation Rights and Unrestricted Shares may be granted hereunder;

iii.          to determine the number of shares of Common Stock to be covered by each Award granted hereunder;

iv.          to approve forms of agreement for use under the Plan;

v.           to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder and of any Option Agreement, Stock Purchase Agreement, Stock Award Agreement and Stock Appreciation Right Agreement. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options or Stock Purchase Rights may be exercised (which may be based on performance criteria), any vesting, acceleration or waiver of forfeiture provisions, and any restriction or limitation regarding any Option, Stock Purchase Right, Stock Award, Stock Appreciation Right or grant of Unrestricted Shares or the Shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

vi.          to construe and interpret the terms of the Plan, Awards granted pursuant to the Plan and agreements entered into pursuant to the Plan;

vii.         to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

viii.        to modify or amend each Option or Stock Purchase Right (subject to Section 19(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options longer than otherwise provided for in the Plan, provided, however, any such extension shall be consistent with Code Section 422(a)(2) and other Applicable Laws;

ix.          to allow Optionees to satisfy withholding tax obligations by having the Company withhold from the Shares to be issued upon exercise of an Option that number of Shares having a Fair Market Value equal to the amount required to be withheld, provided that withholding is calculated at no less than the minimum statutory withholding level. The Fair Market Value of the Shares to be withheld shall be determined as of the date that the income resulting from exercise of the Option is recognized by the Optionee. All determinations to have Shares withheld for this purpose shall be made by the Administrator in its discretion;

x.           to authorize any person to execute on behalf of the Company any agreement entered into pursuant to the Plan and any instrument required to effect the grant of an Award previously granted by the Administrator; and

xi.           to make all other determinations deemed necessary or advisable for purposes of administering the Plan.

(c)           Effect of Administrator's Decision. The Administrator's decisions, determinations and interpretations shall be final and binding on all holders of Awards. Neither the Administrator, nor any member or delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and each of the foregoing shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including without limitation reasonable attorneys' fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors' and officers' liability insurance coverage which may be in effect from time to time.

5.           Eligibility.  Nonstatutory Stock Options, Stock Purchase Rights, Stock Awards, Stock Appreciation Rights and Unrestricted Shares may be granted to all Service Providers. Incentive Stock Options may be granted only to Employees. Notwithstanding anything contained herein to the contrary, an Award may be granted to a person who is not then a Service Provider; provided, however, that the grant of such Award shall be conditioned upon such person's becoming a Service Provider at or prior to the time of the execution of the agreement evidencing such Award.

6.           Limitations.

(a)           Each Option shall be designated in the applicable Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, if an Employee first becomes eligible in any given year to exercise Incentive Stock Options for Shares having a Fair Market Value in excess of $100,000 at the time of grant, those Options representing the excess shall be treated as Nonstatutory Stock Options. In the previous sentence, "Incentive Stock Options" include Incentive Stock Options granted under any plan of the Company or any Affiliate. For the purpose of deciding which Options apply to Shares that "exceed" the $100,000 limit, Incentive Stock Options shall be taken into account in the same order as granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

(b)           Neither the Plan nor any Award nor any agreement entered into pursuant to the Plan shall confer upon a Participant any right with respect to continuing the grantee's relationship as a Service Provider with the Company or any Affiliate, nor shall they interfere in any way with the Participant's right or the right of the Company or any Affiliate to terminate such relationship at any time, with or without cause.

7.           Term of the Plan.  The Plan shall become effective upon approval by the Company's shareholders and shall continue in effect for a term of ten (10) years unless terminated earlier under Section 19 of the Plan.

8.           Term of Options.  The term of each Option shall be stated in the applicable Option Agreement or, if not so stated, ten years from the date of grant. However, in the case of an Incentive Stock Option granted to an Optionee who, at the time the Incentive Stock Option is granted, owns, directly or indirectly, stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company and any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant or such shorter term as may be provided in the applicable Option Agreement.

9.           Option Exercise Price; Exercisability.

(a)           Exercise Price.  The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, subject to the following:

i.           In the case of an Incentive Stock Option:

(a)
granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company and any Affiliate, the per Share exercise price shall be not less than 110% of the Fair Market Value per Share on the date of grant, or

(b)
granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price shall be not less than 100% of the Fair Market Value per Share on the date of grant.

ii.           In the case of a Nonstatutory Stock Option, the per Share exercise price shall be not less than 100% of the Fair Market Value per Share on the date of grant.

iii.           Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than 100% (or 110%, if clause (i)(A) above applies) of the Fair Market Value per Share on the date of grant pursuant to a merger or other comparable corporate transaction, but in no event shall Options be granted at a per Share exercise price that would cause the Options to be deemed a deferral of compensation under Code Section 409A.

(b)           Exercise Period and Conditions.  At the time that an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised.

10.           Exercise of Options; Consideration.

(a)           Procedure for Exercise; Rights as a Shareholder.  Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement, provided, however, that unless otherwise determined by the Administrator and provided for in the Option Agreement, each Option shall vest and become exercisable as to one-sixth (1/6) of the Shares subject to the Option on the date that is six months after the date of grant, and as to an additional one-sixth (1/6) of the Shares subject to the Option every six months thereafter until fully vested and exercisable. Unless the Administrator provides otherwise, vesting of Options granted hereunder shall be tolled during any unpaid leave of absence. An Option may not be exercised for a fraction of a Share. An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and Section 10(f) of the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 16 of the Plan. Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(b)           Termination of Relationship as a Service Provider.  If an Optionee ceases to be a Service Provider, other than as a result of the Optionee's death, Disability or termination for Cause, the Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant). In the absence of a specified time in the Option Agreement and except as otherwise provided in Sections 10(c), 10(d) and 10(e) of this Plan, the Option shall remain exercisable for three months following the Optionee's termination (but in no event later than the expiration of the term of such Option). If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option in full within the time specified by the Administrator, the unexercised portion of the Option shall terminate, and the Shares covered by such unexercised portion of the Option shall revert to the Plan. Notwithstanding anything contained herein to the contrary, an Optionee who changes his or her status as a Service Provider (e.g., from being an Employee to being a Consultant) shall not be deemed to have ceased being a Service Provider for purposes of this Section 10(b), nor shall a transfer of employment among the Company and any Affiliate be considered a termination of employment; provided, however, that if an Optionee owning Incentive Stock Options ceases being an Employee but continues as a Consultant, such Incentive Stock Options shall be deemed to be Nonstatutory Stock Options three months after the date of such cessation.

(c)           Disability of an Optionee.  If an Optionee ceases to be a Service Provider as a result of the Optionee's Disability, the Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Optionee's termination (but in no event later than the expiration of the term of such Option). If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option in full within the time specified herein, the unexercised portion of the Option shall terminate, and the Shares covered by such unexercised portion of the Option shall revert to the Plan.

(d)           Death of an Optionee.  If an Optionee dies while a Service Provider, the Option may be exercised within such period of time as is specified in the Option Agreement (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant), by the Optionee's estate or by a person who acquires the right to exercise the Option by bequest or inheritance, but only to the extent that the Option is vested on the date of death. In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Optionee's death (but in no event later than the expiration of the term of such Option). If, at the time of death, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If the Option is not so exercised in full within the time specified herein, the unexercised portion of the Option shall terminate, and the Shares covered by the unexercised portion of such Option shall revert to the Plan.

(e)           Termination for Cause.  Unless otherwise provided in a Service Provider's Option Agreement, if a Service Provider's relationship with the Company is terminated for Cause, then such Service Provider shall have no right to exercise any of such Service Provider's Options at any time on or after the effective date of such termination. All Shares covered by such Options and not acquired by exercise prior to the date of such termination shall revert to the Plan.

(f)           Form of Consideration.  The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of:

i.           cash;

ii.           check;

iii.          other Shares of the Company's capital stock which (A) have been owned by the Optionee for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

iv.         consideration received by the Company under a cashless exercise program permitted by the Administrator, including a cashless exercise program utilizing the services of a single broker acceptable to the Administrator;

v.          a reduction in the amount of any Company liability to the Optionee, including any liability attributable to the Optionee's participation in any Company-sponsored deferred compensation program or arrangement;

vi.         any combination of the foregoing methods of payment; or

vii.        such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

11.           Stock Purchase Rights.

(a)         Rights to Purchase.  Stock Purchase Rights may be issued either alone, in addition to, or in tandem with Options or other Awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it will offer Stock Purchase Rights under the Plan, it shall advise the Stock Purchase Awardee in writing or electronically, by means of a Notice of Grant and/or a Stock Purchase Agreement in the form determined by the Administrator, of the terms, conditions and restrictions related to the offer, including the number of Shares that the Stock Purchase Awardee shall be entitled to purchase and the price to be paid for such Shares. The offer shall be accepted by execution of a Stock Purchase Agreement in a form determined by the Administrator and payment of the applicable purchase price.

 (b)        Repurchase Option.  Unless the Administrator determines otherwise, the Stock Purchase Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the Stock Purchase Awardee's service with the Company for any reason (including death or Disability). The purchase price for Shares repurchased pursuant to the Stock Purchase Agreement shall be the original price paid by the Stock Purchase Awardee and may be paid by cancellation of any indebtedness of the Stock Purchase Awardee to the Company. The repurchase option shall lapse at a rate determined by the Administrator; provided, however, that unless otherwise determined by the Administrator, the restrictions shall lapse as to one-sixth (1/6) of the Shares subject to the Stock Purchase Agreement on the date that is six months after the date of grant, and as to an additional one-sixth (1/6) of the Shares subject to the Stock Purchase Agreement every six months thereafter.

 (c)         Other Provisions.  The Stock Purchase Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion.

(d)         Rights as a Shareholder.  Once the Stock Purchase Right is exercised, the Stock Purchase Awardee shall have the rights equivalent to those of a shareholder, and shall be a shareholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Stock Purchase Right is exercised, except as provided in Section 16 of the Plan.

 (e)        Code §409A.  Notwithstanding anything contained herein to the contrary, Stock Purchase Rights shall not be awarded if the Administrator, on the basis of advice of counsel, determines that the grant of such Stock Purchase Rights would violate Section 409A of the Code.

12.           Stock Awards.  The Administrator may, in its sole discretion, grant (or sell at par value or such higher purchase price as it determines) Shares to any Service Provider, as defined herein, subject to such terms and conditions, including vesting and/or performance conditions, as the Administrator sets forth in a Stock Award Agreement evidencing such grant. Stock Awards may be granted or sold in respect of past services or other valid consideration or in lieu of any cash compensation otherwise payable to such individual. The grant of Stock Awards shall be subject to the following provisions:

(a)           At the time a Stock Award is made, the Administrator shall establish a vesting period (the "Restricted Period") applicable to the Stock Award Shares subject to such Stock Award or shall determine that such Stock Award is not subject to any vesting requirements. Subject to the right of the Administrator to establish a Restricted Period that extends vesting dates to later or earlier dates than the dates provided in this sentence, the Restricted Period of a Stock Award, if any, shall lapse as to one-sixth (1/6) of the Shares subject to the Stock Award on the date that is six months after the date of grant, and as to an additional one-sixth (1/6) of the Shares subject to the Stock Award every six months thereafter until unrestricted. The Administrator may, in its sole discretion, at the time a grant is made, prescribe restrictions in addition to or in lieu of the expiration of the Restricted Period, including the satisfaction of corporate or individual performance objectives. The Administrator may provide that all restrictions on Stock Award Shares shall lapse if certain performance criteria are met and that, if such criteria are not met, that such restrictions shall lapse if certain vesting conditions are satisfied. None of the Stock Award Shares may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period applicable to such Stock Award Shares or prior to the satisfaction of any other restrictions prescribed by the Administrator with respect to such Stock Award Shares.

(b)           The Company shall issue, in the name of each Service Provider to whom Stock Award Shares have been granted, stock certificates representing the total number of Stock Award Shares granted to such person, as soon as reasonably practicable after the grant. The Company, at the direction of the Administrator, shall hold such certificates, properly endorsed for transfer, for the Stock Awardee's benefit until such time as the Stock Award Shares are forfeited to the Company, or the restrictions lapse. Notwithstanding the provisions of this Section 12, the Company shall have the right, if stated in the Stock Award Agreement, to delay issuance of Stock Award Shares until all restrictions applicable to such Stock Award have lapsed.

(c)           Unless otherwise provided by the Administrator, holders of Stock Award Shares shall have the right to vote such Shares and have the right to receive any cash dividends with respect to such Shares. All distributions, if any, received by a Stock Awardee with respect to Stock Award Shares as a result of any stock split, stock distribution, combination of shares, or other similar transaction shall be subject to the restrictions of this Section 12.

(d)         Subject to the terms of the applicable Stock Award Agreement, any Stock Award Shares granted to a Service Provider pursuant to the Plan shall be forfeited if, prior to the date on which all restrictions applicable to such Stock Award shall have lapsed, the Stock Awardee voluntarily terminates employment or directorship with the Company or its Affiliates or resigns or voluntarily terminates his consultancy arrangement with the Company or its Affiliates or if the Stock Awardee's employment, directorship or consultancy arrangement is terminated for Cause. If the Stock Awardee's employment, directorship or consultancy arrangement terminates for any other reason, the Stock Award Shares held by such person shall be forfeited, unless the Administrator, in its sole discretion, shall determine otherwise. Upon such forfeiture, the Stock Award Shares that are forfeited shall be retained in the treasury of the Company and be available for subsequent awards under the Plan.

(e)         Upon the satisfaction of the conditions prescribed by the Administrator with respect to a particular Stock Award, the restrictions applicable to the related Stock Award Shares shall lapse and, at the Stock Awardee's request, a stock certificate for the number of Stock Award Shares with respect to which the restrictions have lapsed shall be delivered, free of all such restrictions under the Plan, to the Stock Awardee or his beneficiary or estate, as the case may be.

13.           Unrestricted Shares.  The Administrator may grant Unrestricted Shares in accordance with the following provisions:

(a)           The Administrator may cause the Company to grant Unrestricted Shares to Service Providers at such time or times, in such amounts and for such reasons as the Administrator, in its sole discretion, shall determine. No payment (other than the par value thereof, in the Administrator's discretion) shall be required for Unrestricted Shares.

(b)           The Company shall issue, in the name of each Service Provider to whom Unrestricted Shares have been granted, stock certificates representing the total number of Unrestricted Shares granted to such individual, and shall deliver such certificates to such Service Provider as soon as reasonably practicable after the date of grant or on such later date as the Administrator shall determine at the time of grant.

14.           Stock Appreciation Rights.  The Administrator may grant Stock Appreciation Rights in accordance with the following provisions:

(a)           Tandem Stock Appreciation Rights may be awarded by the Administrator in connection with any Option granted under the Plan, either at the time such Option is granted or thereafter at any time prior to the exercise, termination or expiration of such Option. The base price of any Tandem Stock Appreciation Rights shall be not less than the Fair Market Value of a share of Common Stock on the date of grant of the related Option. Nontandem Stock Appreciation Rights may also be granted by the Administrator at any time. At the time of grant of Nontandem Stock Appreciation Rights, the Administrator shall specify the number of shares of Common Stock covered by such right and the base price of shares of Common Stock to be used in connection with the calculation described in Section 14(d). The base price of any Nontandem Stock Appreciation Rights shall be not less than the Fair Market Value of a share of Common Stock on the date of grant. Stock Appreciation Rights shall be subject to such terms and conditions not inconsistent with the other provisions of the Plan as the Administrator shall determine.

(b)         Tandem Stock Appreciation Rights shall be exercisable only to the extent that the related Option is exercisable and shall be exercisable only for such period as the Administrator may determine (which period may expire prior to the expiration date of the related Option); provided, however, if no such period is specified, a Tandem Stock Appreciation Right shall be exercisable only for the period that the related Option is exercisable. Upon the exercise of all or a portion of Tandem Stock Appreciation Rights, the related Option shall be canceled with respect to an equal number of shares of Common Stock. Shares of Common Stock subject to Options, or portions thereof, surrendered upon exercise of Tandem Stock Appreciation Rights shall not be available for subsequent awards under the Plan. Nontandem Stock Appreciation Rights shall be exercisable during such period as the Administrator shall determine.

 (c)         Tandem Stock Appreciation Rights shall entitle the applicable Participant to surrender to the Company unexercised the related Option, or any portion thereof, and, subject to Section 14(f) to receive from the Company in exchange therefore that number of shares of Common Stock having an aggregate Fair Market Value equal to (A) the excess of (i) the Fair Market Value of one (1) share of Common Stock as of the date the Tandem Stock Appreciation Rights are exercised over (ii) the Option exercise price per share specified in such Option, multiplied by (B) the number of shares of Common Stock subject to the Option, or portion thereof, which is surrendered. In addition, the Optionee shall be entitled to receive an amount equal to any credit against the Option exercise price which would have been allowed had the Option, or portion thereof, been exercised. Cash shall be delivered in lieu of any fractional shares.

(d)         The exercise of Nontandem Stock Appreciation Rights shall, subject to Section 14(f), entitle the recipient to receive from the Company that number of shares of Common Stock having an aggregate Fair Market Value equal to (A) the excess of (i) the Fair Market Value of one (1) share of Common Stock as of the date on which the Nontandem Stock Appreciation Rights are exercised over (ii) the base price of the shares covered by the Nontandem Stock Appreciation Rights, multiplied by (B) the number of shares of Common Stock covered by the Nontandem Stock Appreciation Rights, or the portion thereof, being exercised. Cash shall be delivered in lieu of any fractional shares.

(e)         As soon as is reasonably practicable after the exercise of any Stock Appreciation Rights, the Company shall (i) issue, in the name of the recipient, stock certificates representing the total number of full shares of Common Stock to which the recipient is entitled pursuant to Section 14(c) and Section 14(d) and cash in an amount equal to the Fair Market Value, as of the date of exercise, of any resulting fractional shares, or (ii) if the Administrator causes the Company to elect to settle all or part of its obligations arising out of the exercise of the Stock Appreciation Rights in cash pursuant to Section 14(f), deliver to the recipient an amount in cash equal to the Fair Market Value, as of the date of exercise, of the shares of Common Stock it would otherwise be obligated to deliver.

 (f)         The Administrator, in its discretion, may cause the Company to settle all or any part of its obligation arising out of the exercise of Stock Appreciation Rights by the payment of cash in lieu of all or part of the shares of Common Stock it would otherwise be obligated to deliver in an amount equal to the Fair Market Value of such shares on the date of exercise.

15.           Non-Transferability.  Unless determined otherwise by the Administrator, an Option, Stock Appreciation Right, Stock Purchase Right and Stock Award (until such time as all restrictions lapse) may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and, in the case of an Option, Stock Appreciation Right or Stock Purchase Right, may be exercised, during the lifetime of a Participant, only by the Participant. If the Administrator makes an Award transferable, such Award shall contain such additional terms and conditions as the Administrator deems appropriate. Notwithstanding the foregoing, the Administrator, in its sole discretion, may provide in the Option Agreement regarding a given Option that the Optionee may transfer, without consideration for the transfer, his or her Nonstatutory Stock Options to members of his or her immediate family, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Option. During the period when Shares subject to Stock Purchase Agreements and Stock Award Shares are restricted (by virtue of vesting schedules or otherwise), such Shares may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution.

16.           Adjustments Upon Changes in Capitalization; Dissolution; Change in Control and Other Events.

(a)           Changes in Capitalization.  Subject to any required action by the shareholders of the Company, the number of Shares of Common Stock covered by each outstanding Option, Stock Purchase Right, Stock Award Agreement and Stock Appreciation Right and the number of Shares of Common Stock that have been authorized for issuance under the Plan but as to which no Awards have yet been granted or that have been returned to the Plan upon cancellation or expiration of an Option, Stock Purchase Right, Stock Award Agreement or Stock Appreciation Right, as well as the price per share of Common Stock covered by each such outstanding Option, Stock Purchase Right or Stock Appreciation Right, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares of Common Stock subject to an Award hereunder.

(b)           Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each holder of an Award as soon as practicable prior to the effective date of such proposed dissolution or liquidation. The Administrator in its discretion may provide for an Optionee to have the right to exercise his or her Option or Stock Appreciation Right and for a holder of a Stock Purchase Right to exercise his or her Stock Purchase Right until ten (10) days prior to such transaction as to all of the Shares covered thereby, including Shares as to which an applicable Option or Stock Appreciation Right would not otherwise be exercisable, such period during which exercise is allowed to be no less than twenty (20) days. In addition, the Administrator may provide that any Company repurchase option applicable to any Shares purchased upon exercise of a Stock Purchase Right or any restrictions as to any Stock Award shall lapse as to all such Shares covered thereby, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Option, Stock Purchase Right or Stock Appreciation Right will terminate immediately prior to the consummation of such proposed action.

(c)           Merger or Asset Sale.  In the event of a merger or consolidation of the Company with or into another corporation or any other entity or the exchange of substantially all of the outstanding stock of the Company for shares of another entity or other property in which, after any such transaction the prior shareholders of the Company own less than fifty percent (50%) of the voting shares of the continuing or surviving entity, or in the event of the sale of all or substantially all of the assets of the Company, (any such event, a "Change of Control Event"), then, absent a provision to the contrary in any particular Option Agreement, Restricted Stock Purchase Agreement, Stock Purchase Right Agreement, Stock Appreciation Right Agreement or Stock Award (in which case the terms of such shall supersede each of the provisions of this Section 16(c) that are inconsistent with such Agreement or Award), each outstanding Option, Stock Purchase Right, Restricted Stock, Stock Appreciation Right and Stock Award shall be assumed or an equivalent option, right, share or award substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the Administrator determines that the successor corporation or a parent or a subsidiary of the successor corporation has refused to assume or substitute an equivalent option, right, agreement or award for each outstanding Option, Stock Purchase Right, Restricted Stock, Stock Appreciation Right and Stock Award, the awardee shall fully vest in and have the right to exercise each outstanding Option, Stock Appreciation Right and Stock Purchase Right as to all of the stock covered thereby, including Shares that would not otherwise be vested or exercisable, and all vesting periods under Restricted Stock Purchase Agreements and Stock Awards shall be deemed to have been satisfied. If an Option, Stock Appreciation Right and/or Stock Purchase Right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a Change of Control, the Administrator shall notify all awardees that all outstanding Options, Stock Appreciation Rights and Stock Purchase Rights shall be fully exercisable for a period of twenty (20) days from the date of such notice and that any Options, Stock Appreciation Rights and Stock Purchase Rights that are not exercised within such period shall terminate upon the expiration of such period. For the purposes of this paragraph, all outstanding Options, Stock Appreciation Rights and Stock Purchase Rights shall be considered assumed if, following the consummation of the Change of Control, the Option, Stock Appreciation Right and Stock Purchase Right confers, or is conferred with, the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right or Stock Purchase Right immediately prior to the consummation of the Change of Control, the consideration (whether stock, cash, or other property) received in the Change of Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change of Control is not solely common stock of the successor corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option, Stock Appreciation Right or Stock Purchase Right, for each Share subject to the Option, Stock Appreciation Right or Stock Purchase Right, to be solely common stock of the successor corporation or its parent or subsidiary equal in fair market value to the per share consideration received by holders of Common Stock in the Change of Control.

17.           Substitute Options.  In the event that the Company, directly or indirectly, acquires another entity, the Board may authorize the issuance of stock options ("Substitute Options") to the individuals performing services for the acquired entity in substitution of stock options previously granted to those individuals in connection with their performance of services for such entity upon such terms and conditions as the Board shall determine, taking into account the conditions of Code Section 424(a), as from time to time amended or superseded, in the case of a Substitute Option that is intended to be an Incentive Stock Option. Shares of capital stock underlying Substitute Stock Options shall not constitute Shares issued pursuant to this Plan for any purpose.

18.           Date of Grant.  The date of grant of an Option, Stock Purchase Right, Stock Award, Stock Appreciation Right or Unrestricted Share shall be, for all purposes, the date on which the Administrator makes the determination granting such Option, Stock Purchase Right, Stock Award, Stock Appreciation Right or Unrestricted Share, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each grantee within a reasonable time after the date of such grant.

19.           Amendment and Termination of the Plan.

(a)           Amendment and Termination.  The Board may at any time amend, alter, suspend or terminate the Plan.

(b)           Shareholder Approval.  The Company shall obtain shareholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.

(c)           Effect of Amendment or Termination.  No amendment, alteration, suspension or termination of the Plan shall adversely affect the rights of any Participant with respect to an outstanding Award, unless mutually agreed otherwise between the Participant and the Administrator, which agreement shall be in writing and signed by the Participant and the Company. Termination of the Plan shall not affect the Administrator's ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

20.           Conditions Upon Issuance of Shares.

(a)           Legal Compliance.  Shares shall not be issued in connection with the grant of any Stock Award or Unrestricted Share or the exercise of any Option, Stock Appreciation Right or Stock Purchase Right unless such grant or the exercise of such Option, Stock Appreciation Right or Stock Purchase Right and the issuance and delivery of such Shares shall comply with Applicable Laws.

 (b)           Investment Representations.  As a condition to the grant of any Award or the exercise of any Option, Stock Appreciation Right or Stock Purchase Right, the Company may require the person receiving such Award or exercising such Option, Stock Appreciation Right or Stock Purchase Right to represent and warrant at the time of any such exercise or grant that the applicable Shares are being acquired only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

 (c)           Additional Conditions.  The Administrator shall have the authority to condition the grant of any Award or rights in such other manner that the Administrator determines to be appropriate, provided that such condition is not inconsistent with the terms of the Plan. Such conditions may include, among other things, obligations of recipients to execute lock-up agreements and shareholder agreements in the future. The Administrator may implement such measures as the Administrator deems appropriate to determine whether Shares acquired as a result of the exercise of an Incentive Stock Option have been the subject of a "disqualifying disposition" for federal income tax purposes, including requiring the Optionee to hold such Shares in his or her own name and requiring that the Optionee notify the Administrator of any such "disqualifying disposition."

 (d)           Trading Policy Restrictions.  Option, Stock Appreciation Right and Stock Purchase Right exercises and other Awards under the Plan shall be subject to the terms and conditions of any insider trading policy established by the Company or the Administrator.

21.           Inability to Obtain Authority.  The inability of the Company to obtain authority from any regulatory body having jurisdiction over the Company, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

22.           Reservation of Shares.  The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

23.           Shareholder Approval.  The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months after the date the Plan is adopted, or earlier as required by the rules of the stock exchange governing trading of the Company's stock. Such shareholder approval shall be obtained in the manner and to the degree required under Applicable Laws.

24.           Withholding; Notice of Sale.  The Company shall be entitled to withhold from any amounts payable to an Employee any amounts, which the Company determines, in its discretion, are required to be withheld under any Applicable Law as a result of any action taken by a holder of an Award.

25.           Governing Law.  This Plan shall be governed by the laws of the state of Florida, without regard to conflict of law principles.

ONSTREAM MEDIA CORPORATION
2011 ANNUAL MEETING OF SHAREHOLDERS
JUNE 13, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF ONSTREAM MEDIA CORPORATION

The undersigned hereby appoints Randy S. Selman Proxy with power of substitution and hereby authorizes him to represent and to vote, as designated below, all of the shares of common stock of Onstream Media Corporation held of record by the undersigned on April 8, 2011 at the Annual Meeting of Shareholders to be held at Onstream’s corporate offices at 1291 SW 29th Avenue, Pompano Beach, FL 33069, on June 13, 2011 at 10 a.m., local time, and at all adjournments thereof, with all powers the undersigned would possess if personally present. In his or her discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting.

1.	To elect a Board of Directors consisting of seven members to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified.

Nominees: Randy S. Selman, Alan M. Saperstein, Clifford Friedland, Charles C. Johnston, Carl L. Silva, Leon Nowalsky, and Robert D. (“RD”) Whitney.

☐ FOR all nominees	☐ WITHHOLD AUTHORITY	☐ FOR all nominees, except as
noted : _________________
Nominee exception

2.	To ratify the appointment of Mayer Hoffman McCann P.C. as the independent accountants of Onstream for the fiscal year ending September 30, 2011.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.
To approve the LPC facility and the issuance by Onstream to Lincoln Park Capital Fund, LLC (“LPC”) of greater than 20% of Onstream’s common stock outstanding immediately prior to the entry into the LPC facility.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	To increase the number of common shares authorized for issuance under our 2007 Equity Incentive Plan from 2 million to 4.5 million.

☐ FOR	☐ AGAINST	☐ ABSTAIN

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE PROPOSALS.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF THE 2011 ANNUAL MEETING AND PROXY STATEMENT FURNISHED IN CONNECTION THEREWITH.

(Signature)	(Date)

(Signature if jointly held)	(Date)

Please sign exactly as name appears herein. When shares are held by Joint Tenants, both should sign, and for signing as attorney, as executor, as administrator, trustee or guardian, please give full title as such. If held by a corporation, please sign in the full corporate name by the president or other authorized officer. If held by a partnership, please sign in the partnership name by an authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY.  THANK YOU.